Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of March 26, 2005

Among

Spider Holding Inc.,

NetIQ Corporation,

NetIQ Limited

and

NetIQ Ireland Limited

i

TABLE OF CONTENTS

(continued)

		Page
5.12	WARN	48

5.13	Confidentiality	48

5.14	Successors	49

5.15	Transition Services Agreement	49

5.16	Non-US Employees	50

5.17	E-mail and Follow-up Communications	50

5.18	Provision of Customer and Prospect Information and Follow-up Communications	50

ARTICLE VI	TAX MATTERS	51

6.1	Control of Tax Audits	51

6.2	Cooperation	51

6.3	Transfer Taxes	51

6.4	Proration of Taxes	51

6.5	Payment of Periodic Taxes and Transfer Costs	52

ARTICLE VII	CLOSING	52

7.1	Closing Date	52

7.2	Deliveries by the Buyer	52

7.3	Deliveries by the Company	52

ARTICLE VIII	CONDITIONS PRECEDENT	53

8.1	Conditions Precedent to Obligations of Parties	53

8.2	Conditions to Obligations of the Buyer	55

8.3	Conditions to the Obligations of the Company	54

ARTICLE IX	TERMINATION	55

9.1	Termination	55

9.2	Effect of Termination	56

ARTICLE X	INDEMNIFICATION	56

10.1	Indemnification	56

10.2	Limitations on Indemnity Payments	58

10.3	Notice of Indemnity Claims	58

10.4	Indemnification Procedures	58

ii

TABLE OF CONTENTS

(continued)

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 26, 2005 (this “Agreement”), among Spider Holding Inc., a Delaware corporation (the “Buyer”), NetIQ Corporation, a Delaware corporation (the “Company”), NetIQ Limited, a company organized under the laws of Ireland (“UK Sub”) and NetIQ Ireland Limited, an Irish corporation residing in the Cayman Islands (“Irish Sub,” and together with the Company and the UK Sub, the “Sellers”).

RECITALS:

WHEREAS, the Web Analytics business unit of the Company and its Subsidiaries, including the Irish Sub and the UK Sub, is engaged in the business of designing, developing, providing, selling, marketing, licensing, distributing, otherwise disposing of, and supporting web analytics software and hosted web analytics service offerings and related services throughout the world to enable organizations to track, report and analyze web site traffic, web site usage, search engine positioning and online marketing campaign effectiveness, which business, as of the date hereof, is developing, distributing, selling or otherwise disposing of (or prior to the date hereof has developed, distributed, sold or otherwise disposed of) the Products (the “Business”); and

WHEREAS, upon the terms and conditions set forth herein, the Buyer, directly and through one or more of its Affiliates (the “Designated Purchasers”), desires to purchase, and each of the Sellers desires to sell or cause to be sold (the “Acquisition”) to the Buyer and one or more Designated Purchasers, certain assets of the Business, and in connection therewith Buyer or one or more Designated Purchasers are willing to assume certain liabilities of the Business, all as more particularly described herein, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person. When used in this Agreement, “Control” (including, with its correlative meanings, the terms “Controlling”, “Controlled by” and “under Common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all comparable foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Books and Records” shall mean originals or true copies of all agreements, documents, books, records, invoices, correspondence and files, of the Company and its Subsidiaries, including records and files stored on computer disks or tapes or any other storage medium prepared, relating to, used or held for use, in each case primarily in connection with the conduct or operation of the Business, including all data and records pertaining to the Transferred Employees.

“Business Balance Sheet” means the unaudited balance sheet of the Business dated as of December 31, 2004 set forth on Schedule 4.1(g)(ii) of the Company Disclosure Schedule.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California or New York, New York are required or authorized by law, executive order or governmental decree to be closed.

“Business Employee” shall mean any current or former employee, independent contractor or consultant of the Business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” shall mean the Company’s disclosure schedule to this Agreement delivered by the Company to the Buyer concurrently with the execution of this Agreement.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated January 4, 2005, as amended on February 25, 2005, between the Company and Francisco Partners, L.P.

“Contracts” shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, instruments of indebtedness, mortgages, deeds of trust, guarantees and any other binding contractual arrangements to which the Company or any of its Subsidiaries is a party related to the operation of the Business or to which any of the Transferred Assets or Assumed Liabilities is subject.

“Current Business Employees” shall mean the Non-US Employees and US Employees, collectively, who are, immediately prior to the Closing, employed by the Company or any of its Subsidiaries.

“DRC Adjustment Amount” shall mean Three Million Dollars ($3,000,000) minus capital expenditures incurred and paid by the Company or its Subsidiaries after the date hereof in respect of the Business that are approved in writing by the Buyer..

“dollars” or “$” shall mean United States dollars.

“End User Agreements” shall mean customer agreements entered into in the ordinary course of business that provide users with the non-exclusive, non-transferable (except in the case of the sale (including a merger, consolidation or otherwise) of such user or all or substantially all of its assets), non-sublicenseable right to use a Product internally solely for such user’s (or its Affiliates’) benefit (in the case of Products that include software, such agreement providing only an object code license to such software) or non-exclusive right to receive services of the Company or any Subsidiary of the Company, but provides no: (i) exclusivity to such users or restrictions on the ability of the Company or any of its Subsidiaries to conduct any business; (ii) rights to distribute Products or make any modifications thereto, or (iii) most favored nation commitments to such users.

“Environmental Laws” shall mean all applicable Laws or Orders relating to (i) pollution, contamination, noise, odor, wetlands, waste or restoration or protection of the environment or natural resources or the effect of the environment on employee health and safety, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean collectively, on a worldwide basis, all of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents and patent disclosures, (ii) all trademarks, service marks, trade dress, logos, domain names, URLs, trade names, brand names, model names, corporate names and other source indicators, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrights (whether registered or unregistered), and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential information (including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect, Distributor and supplier lists, pricing and cost information, and marketing plans and proposals), (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded, (vii) industrial designs and any registrations and applications therefore, (viii) databases and data collections and all rights therein; (ix) any similar, corresponding or equivalent rights to any of the foregoing; (x) all joint or partial interests in any of the foregoing and (xi) all rights to pursue, recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

“Knowledge of the Company” shall mean, with respect to any matter in question, the actual knowledge of the individuals listed in Schedule 1.1(i) of the Company Disclosure Schedule.

“Law” shall mean any applicable federal, state, local or foreign law, statute, common law, rule, regulation, code, directive or ordinance of any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Licenses and Permits” shall mean all licenses, permits, concessions, exemptions, consents, franchises, certificates, variances, approvals and other authorizations that are required by Governmental Authorities or otherwise under any applicable Law to conduct the Business or to own or use the Transferred Assets.

“Lien” shall mean any lien, claim, charge, option, mortgage, pledge or security interest, rights of first refusal or rights of first offer, encumbrance (including leases, easements, licenses, zoning ordinances, covenants, conditions, restrictions and rights-of-way) or other similar right affecting real or personal property, in each case, whether arising by contract, operation of law or otherwise.

“Lower Limit” shall mean $2,062,000.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that, individually or together with other events, changes, circumstances or effects, is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities or results of operations of the Business or has a material adverse effect on the ability of the Company to consummate the transactions contemplated hereunder; provided, however, that none of the following in and of themselves shall be deemed to constitute a Material Adverse Effect: any adverse event, change, circumstance or effect that results from (i) the loss, diminution or disruption of the Business’ existing or prospective customer, distributor or supplier relationships that results from the negotiation, public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, (ii) conditions affecting the industry in which the Business participates, the U.S. economy generally or foreign economies in any locations where the Business has material operations or sales (the effect of which changes in each case are not materially disproportionate on the Business) or (iii) changes in economic, regulatory or political conditions generally (the effect of which changes in each case are not materially disproportionate on the Business).

“Non-US Employees” shall mean the Business Employees set forth on Schedule 1.1(ii)(b) of the Company Disclosure Schedule.

“Order” shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.

“Patents” means all United States and foreign patents and applications therefore and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iii) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as used as of the date hereof.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceeding” shall mean any action, suit, litigation, hearing, grievance by an employee or group of employees, arbitral action or other proceeding before any Governmental Authority, at law or in equity.

“Receivables” shall mean all billed and unbilled accounts and notes receivable of the Company and its Subsidiaries to the extent related to the Business.

“Representative” shall mean any attorney, accountant, financial advisor or other authorized representative or agent of any Person.

“SEC” shall mean the United States Securities and Exchange Commission.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” and “Subsidiaries” when used with respect to any Person shall mean any Person in which such Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, “voting stock” means stock or other interests that ordinarily has voting power for the election of directors or managers.

“Tax” or “Taxes” shall mean any taxes of any kind, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, telecommunications, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority.

“Tax Returns” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Upper Limit” shall mean $3,436,000.

“US Employees” shall mean the Business Employees set forth on Schedule 1.1(ii)(a) of the Company Disclosure Schedule.

“Working Capital Collar Range” shall mean a range from and including the Lower Limit and to and including the Upper Limit.

1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
401(k) Plan	4.1(n)
1060 Forms	3.4(a)
Acquisition	Recitals
Agreement	Preamble
Assumed Contracts	2.1(a)
Assumed Liabilities	2.2(a)
Business	Recitals
Business Financial Statements	4.1(g)
Business Subsidiary	4.1(b)
Buyer	Preamble
Buyer 401(k) Plan	5.8(e)

Defined Term	Section
Buyer Indemnified Party	10.1(a)
Buyer Losses	10.1(a)
Change of Control	5.5(a)
Claim Notice	10.3
Closing	7.1
Closing Date	7.1
Closing Date Net Working Capital	3.2
Closing Date Net Working Capital Statement	3.3(a)
Closing Statement	3.3(a)
COBRA	4.1(n)
Company	Preamble
Company Financial Statements	4.1(g)
Company 401(k) Plan	5.8(e)
Company Indemnified Party	10.1(b)
Company IP	4.1(p)
Company Losses	10.1(b)
Company Plans	4.1(n)
Company Registered IP	4.1(p)
Confidential Information	4.1(p)
Consents	2.4
Designated Purchasers	Recitals
Distributor	4.1(v)
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Foreign Benefit Plan	4.1(n)
Indemnified Party	10.3
Indemnifying Party	10.3
Indemnity Claim	10.3
Independent Accounting Firm	3.3(c)
In-Licensed IP	4.1(p)
Leased Real Property	2.1(a)
Leases	4.1(h)
Noncompetition Period	5.5(a)
Periodic Taxes	6.4
Plan-to-Plan Transfer	5.8(e)
Preliminary Closing Date Net Working Capital	3.2
Preliminary Closing Date Net Working Capital Statement	3.2
Preliminary Deviation	3.2
Products	4.1(p)
Public Software	4.1(p)
Purchase Price	3.1
Related Person	4.1(s)
Seller Plans	5.8(d)
Shared Contracts	2.1(a)

Defined Term	Section
Shared Intellectual Property	5.11(c)
Start Date	5.8(a)
Tax Proceeding	6.1
Termination Date	9.1(b)
Third Party Claim	10.4
Transfer Costs	6.3
Transfer Regulations	5.16
Transferred Assets	2.1(a)
Transferred Employees	5.8(a)
Violation	4.1(d)
WARN	4.1(o)

1.3 Rules of Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

2.1 Purchase and Sale of Transferred Assets.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement and subject to Section 2.1(b), at the Closing and as of the Closing Date, the Company shall and shall cause its Subsidiaries to, as applicable, sell, transfer, convey, assign and deliver to the Buyer and the applicable Designated Purchaser, and the Buyer shall or shall cause the applicable Designated Purchaser to purchase and acquire, all of the Company’s and any of its Subsidiaries’ right, title and interest in, to and under all of the properties, assets, rights and claims used or held for use primarily in the conduct or operation of the Business as the same shall exist on the Closing Date, whether tangible or intangible (collectively, the “Transferred Assets”), including all right, title and interest of the Company and its Subsidiaries in, to and under:

(i) all Receivables, all prepayments and prepaid expenses and deposits and other current assets to the extent related to the Business, and the full benefit of any and all security for such Receivables, prepayments, prepaid expenses, deposits, and other current assets, any unpaid financing charges accrued thereon, and all Proceedings related to any such items;

(ii) the Leases set forth on Schedule 2.1(a)(ii) of the Company Disclosure Schedule (the “Leased Real Property”), and all buildings, structures and other improvements situated thereon;

(iii) all owned or leased tangible personal property located at the Leased Real Property, in the possession or control of Current Business Employees, or otherwise used or held for use primarily in the conduct or operation of the Business, including machinery, mobile and immobile equipment, computers, servers, communications and networking equipment, furniture, office equipment, furnishings, transportation equipment, parts and supplies;

(iv) (A) the Contracts listed on Schedule 2.1(a)(iv)(A) of the Company Disclosure Schedule, (B) all customer Contracts of the type specified on Schedule 2.1(a)(iv)(B) of the Company Disclosure Schedule, (C) all Contracts that Buyer approves in writing prior to Closing and (D) all other Contracts primarily relating to the conduct or operation of the Business or to which any of the Transferred Assets or Assumed Liabilities is subject which either are entered into after the date hereof in accordance with the terms hereof, or which Buyer determines to assume at Closing, other than those Contracts which relate both to the Business and primarily to other businesses of the Company and its Subsidiaries, including those listed on Schedule 2.1(a)(iv)(D) of the Company Disclosure Schedule (“Shared Contracts”), which Shared Contracts, subject to Section 2.4 hereof, shall be assumed only to the extent that they relate to the Business, including, in the cases of clauses (A), (B), (C)and (D), all rights to receive goods and services purchased pursuant to such Contracts and all claims and rights to take any other actions arising out of or related to such Contracts or the Transferred Assets, or in respect thereof (collectively, the “Assumed Contracts”), provided, that with respect to Shared Contracts Buyer shall assume only such prospective rights and obligations under Contracts that (A) are End User Agreements, or (B) constitute agreements with distributors, value added resellers, independent sales representatives or other participants in the distribution channel, in each case excluding such Contracts themselves and solely to the extent such rights and obligations relate to the Products.

(v) all Company IP;

(vi) all Licenses and Permits, to the extent transferable under applicable Law;

(vii) all (A) Books and Records, including any and all data and records pertaining to the Transferred Employees to the extent not prohibited under applicable Law and lists of customers, suppliers, vendors, Distributors and sales prospects to the extent not prohibited under applicable law, and (B) sales literature, promotional literature, brochures, user manuals, graphics, artwork, and other selling and advertising material;

(viii) all express or implied warranties, representations or guarantees made by suppliers furnishing goods (including the personal property and equipment referred to in Section 2.1(a)(iii) and (x)) or services, including warranties, representations, guarantees or other obligations related to product support or maintenance;

(ix) all credits and deferred charges, including real estate and ad valorem Taxes, leases and rentals, to the extent related to the Business, Transferred Assets or Assumed Liabilities;

(x) all information systems, hardware, telephone systems, software systems, database and database systems used or held for use primarily in the conduct or operation of the Business and any and all rights thereunder;

(xi) all insurance proceeds received by the Company or any of its Subsidiaries to the extent related to the Business or any Transferred Assets as a result of any damage or claim occurring between the date of this Agreement and the Closing Date and any rights, claims or causes of action existing or arising in respect of the Business or the Transferred Assets under the Company’s insurance policies;

(xii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, to the extent pertaining to or arising out of the Transferred Assets;

(xiii) any assets relating to the Liabilities assumed pursuant to Section 5.8(a);

(xiv) the goodwill and going concern value of the Business; and

(xv) all other properties, assets, rights and claims reflected on the Business Balance Sheet or accrued after the date thereof and which would reasonably be expected to be reflected thereon if the Business Balance Sheet were prepared as of the Closing Date, or otherwise used or held for use primarily in the conduct or operation of the Business, including all properties, assets, rights and claims included in the definition of “Net Working Capital” and reflected on the Closing Date Net Working Capital Statement, but not otherwise described in this Section 2.1(a).

As of the Closing, risk of loss as to the Transferred Assets shall pass from the Sellers to the Buyer and the applicable Designated Purchasers, except as may otherwise be expressly provided herein.

(b) Notwithstanding Section 2.1(a), the Buyer and the Designated Purchasers expressly understand and agree that the Transferred Assets shall exclude, and the Company and its Subsidiaries shall retain all of their right, title and interest in, to and under, the following properties, assets, rights and claims, regardless of whether such properties, assets, rights and claims are used or held for use primarily in the conduct or operation of the Business as the same shall exist on the Closing Date, whether tangible or intangible (the “Excluded Assets”):

(i) all cash and cash equivalents;

(ii) all assets of the Business sold or otherwise disposed of not in violation of the terms of this Agreement during the period from the date of this Agreement until the Closing Date;

(iii) all Tax refunds, Tax losses, Tax carryforwards, Tax credits and Tax benefits of the Company with respect to income Tax Returns of the Company;

(iv) the minute books for the board of directors, committees or shareholders’ meetings, incorporation documents, stock transfers and Tax or similar related corporate records of the Company and its Subsidiaries;

(v) the servers listed on Schedule 2.1(b)(v) of the Company Disclosure Schedule;

(vi) the license key generator identified on Schedule 2.1(b)(vi) of the Company Disclosure Schedule;

(vii) this Agreement, the Transition Services Agreement and the Confidentiality Agreement and the agreement listed on Schedule 2.1(b)(vii) of the Company Disclosure;

(viii) the assets being provided to the Buyer or a Designated Purchaser pursuant to the Transition Services Agreement; and

(ix) except to the extent set forth in Section 2.1(a), all of the properties, assets, rights and claims not used or held for use primarily in the conduct or operation of the Business, including all of the properties, assets, rights and claims used or held for use primarily in the Company’s and its Subsidiaries’ systems management, security management, administration, migration, operational change control, VoIP management and content security businesses, including the products currently known as Security Reporting Center and Firewall Suite.

2.2 Assumption of Liabilities; Excluded Liabilities.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Buyer shall or shall cause the applicable Designated Purchaser to assume and agree to pay, discharge or perform when due (to the extent not paid, discharged or performed prior to the Closing) the following Liabilities (the “Assumed Liabilities”):

(i) all Liabilities related to the Business and reflected on the Business Balance Sheet, other than any Excluded Liabilities;

(ii) all other Liabilities related to the Business (A) incurred after the date of the Business Balance Sheet in the ordinary course of business consistent with past practice or (B) incurred after the date hereof, which were not incurred in violation of the terms hereof, which, in the case of subclause (A) and (B) Liabilities would have been required to be reflected on the Business Balance Sheet under GAAP if such Liabilities had been incurred on or prior to the date of the Business Balance Sheet, other than any Excluded Liabilities;

(iii) all Liabilities arising under the Assumed Contracts, including for product support, maintenance or warranty, to the extent such Liabilities (A) arise in the ordinary course of business consistent with past practice pursuant to the terms of such Assumed Contracts, (B) are reflected on the Closing Date Net Working Capital Statement, or (C) are not required to be reflected on the Closing Date Net Working Capital Statement and have not arisen as a result of a default or breach of such Assumed Contract or this Agreement by the Company or its Subsidiaries;

(iv) all Liabilities for payments under the Change of Control Agreements set forth on Schedule 2.2(a)(iv) of the Company Disclosure Schedule;

(v) all Liabilities under or relating to Environmental Laws to the extent relating to any event or condition arising after the Closing Date; and

(vi) all Liabilities expressly assumed by Buyer pursuant to this Agreement, arising as a result of Transferred Employee’s employment with Buyer, or the failure of Buyer or a Designated Purchaser to comply with the Transfer Regulations; and

(vii) all Liabilities arising as a result of the post-Closing conduct or operation of the Business or the post-Closing ownership or use by the Buyer and its Affiliates of the Transferred Assets, other than any Excluded Liabilities.

(b) Neither the Buyer nor any Designated Purchaser shall assume pursuant to this Agreement or the transactions contemplated hereby any Liabilities of the Company or any of its Subsidiaries other than the Assumed Liabilities, and the Company and its Subsidiaries shall retain all such other Liabilities, whether arising prior to, on or after the Closing Date, including:

(i) Liabilities related to or arising out of the use or ownership of any Excluded Assets;

(ii) Liabilities relating to the Business, to the Company or any other Subsidiary or Affiliate of the Company for any management or similar fees;

(iii) Liabilities to the extent arising from or as a result of the conduct of any business of the Company or any of its Subsidiaries other than the Business;

(iv) Liabilities relating to any Business Employee, whether or not arising under or in respect of any Company Plan, other than those expressly assumed by the Buyer and/or the applicable Designated Purchaser pursuant to this Agreement or which are included in the definition of “Net Working Capital” and reflected on the Closing Date Net Working Capital Statement ;

(v) subject to Section 6.4 hereof, Liabilities of the Company or any Affiliate of the Company for Taxes;

(vi) Liabilities to or with respect to employees under any Company Plan or Liabilities with respect to employees which the Company retains pursuant to this Agreement;

(vii) Liabilities under or relating to Environmental Laws to the extent relating to events or conditions existing as of, or prior to, the Closing Date;

(viii) Liabilities under the agreement listed in Schedule 2.1(b)(vii) of the Company Disclosure Schedule;

(ix) Liabilities of the Company or its Subsidiaries to any broker, finder or agent, including Deutsche Bank Securities Inc., for any investment banking or brokerage fees, finder’s fees or commission with respect to the transactions contemplated by this Agreement;

(x) Liabilities not reflected on the Business Balance Sheet or the Closing Date Net Working Capital Statement, unless they are Assumed Liabilities;

(xi) all Liabilities relating to any claim for personal injury and/or property damage to the extent arising out of pre-Closing occurrences and based on product liability, strict liability or other similar theories of recovery, whether arising in contract or tort or otherwise;

(xii) Liabilities related to any stock option or other equity-based award granted by the Company of any of its Subsidiaries to any Business Employee;

(xiii) Liabilities relating to any bonus that may become payable to a Business Employee as a result of the transactions contemplated by this Agreement (other than any such bonus agreement between Buyer and such Business Employee);

(xiv) as to any Current Business Employee who becomes employed by the Buyer or any Designated Purchaser on a Start Date (other than the Closing Date), Liabilities relating to such Current Business Employee or arising out of the employment of such Current Business Employees, in each case, prior to the date such Current Business Employee becomes employed by the Buyer or a Designated Purchaser; and

(xv) except to the extent expressly set forth in Section 2.2(a), Liabilities relating to the Business, the Products, the Transferred Assets or the Business Employees or arising out of the operation or ownership of the Business or the employment of the Business Employees, in each case, prior to the Closing Date, including, without limitation, Liabilities with respect to any Proceedings.

The Liabilities retained by the Company and its Subsidiaries pursuant to this Section 2.2(b) are referred to herein as the “Excluded Liabilities”.

2.3 Transfer of Purchased Assets and Assumed Liabilities. The Transferred Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements, deeds, endorsements, consents or other instruments in such form as is necessary to effect a conveyance of good right, title and interest in, to and under the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, and which shall be satisfactory to the Buyer and the Company, to be executed (upon the terms and subject to the conditions hereof) on the Closing Date by the Company and/or its applicable Subsidiaries and the Buyer and/or the applicable Designated Purchaser, and such other conveyance and assumption documents as may be required in such jurisdictions.

2.4 Procedures for Assets Not Transferable/Shared Contracts. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Buyer or the applicable Designated Purchaser of any Transferred Asset is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, “Consents”) or would constitute a breach or would in any way adversely affect the rights of the Buyer or any Designated Purchaser or the Sellers to any Transferred Asset, each of the Company and the Buyer shall use its, and shall cause its Subsidiaries and Affiliates to use their respective, reasonable best efforts to obtain such Consents prior to the Closing and if any such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver (or a sale, conveyance, transfer, assignment or delivery of) such Transferred Asset if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Closing shall occur notwithstanding the foregoing on the terms set forth herein; and provided further, however, that the Company shall not be relieved of its obligation to sell, and the Buyer of its obligation to purchase, such Transferred Assets. Following the Closing, the parties shall use their reasonable best efforts and shall cooperate with each other to obtain promptly such Consents and novations or other mutually acceptable arrangement with respect to the Shared Contracts splitting the rights and obligations of the parties thereto between the Business and the other businesses of the Company and its Subsidiaries. Pending or in the absence of such Consents, the parties shall use their respective reasonable best efforts (including assisting each other in arranging meetings with the counterparty to the Shared Contracts to discuss such novation or other mutually acceptable arrangement) to implement an alternative arrangement to permit the Buyer or the applicable Designated Purchaser, as the case may be, to realize, receive and enjoy substantially similar rights and the full benefits of such Transferred Assets and Shared Contracts and to be responsible for the Assumed Liabilities related thereto as if such impediment to assignment, transfer or novation did not exist, and to enable the Buyer or the applicable Designated Purchaser, as the case may be, to conduct the Business until such Consent, novation or mutually acceptable arrangement is obtained; provided, however, that after Closing, the Company shall, and shall cause its Subsidiaries to, enforce, upon and at the request of the Buyer and for the benefit of the Buyer, any rights of the Company or its Subsidiaries arising with respect to third parties or under such Shared Contracts. If such Consent is obtained, the Company shall, and shall cause its Subsidiaries to, promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Transferred Asset to the Buyer or such Designated Purchaser. The provisions of this Section 2.4 shall not in any way limit the Buyer’s rights under this Agreement in the event that the conditions to Closing are not satisfied.

The Company and its Subsidiaries agree that they will not, without the Buyer’s consent, which will not be unreasonably withheld, amend, consent to amend or otherwise alter (including granting a waiver) a Shared Contract if the effect thereof would in any manner alter the Buyer’s rights or obligations with respect thereto.

2.5 Payments Post-Closing.

(a) If, following the Closing Date, the Company or any of its Affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Transferred Assets or otherwise relating to the conduct or operation of the Business, including with respect to any Receivables purchased by the Buyer in the Acquisition or a Shared Contract, the Company shall, and shall cause its Affiliates to, promptly remit to the Buyer the amount of any such payments to the extent relating to the Transferred Assets.

(b) If, following the Closing Date, the Buyer or any of its Affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Excluded Assets or otherwise relating to the conduct or operation of the Company and its Subsidiaries other than the Business (including pursuant to a Shared Contract), the Buyer shall, and shall cause its Affiliates to, promptly remit to the Company the amount of any such payments to the extent relating to the Excluded Assets or such other business.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

3.1 Purchase Price. Subject to any adjustments required pursuant to Sections 3.2 and 3.3, the aggregate purchase price for the Transferred Assets shall be an amount equal to Ninety Six Million Six Hundred Thousand Dollars ($96,600,000) minus the DRC Adjustment Amount (the “Purchase Price”), payable in cash by wire transfer of immediately available funds to an account or accounts designated by the Company, Irish Sub or UK Sub in writing at least two (2) Business Days prior to Closing.

3.2 Payment of Purchase Price and Estimated Purchase Price Adjustment. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Preliminary Closing Date Net Working Capital Statement”) setting forth the Company’s reasonable good faith estimate (the “Preliminary Closing Date Net Working Capital”) of (i) the sum of (x) Receivables, net of applicable reserves, (y) prepaid expenses of the Business, and (z) other current assets of the Business, minus (ii) the sum of (x) accounts payable of the Business, (y) accrued compensation of the Business, and (z) other current liabilities of the Business (other than deferred revenue), in each case, calculated as of the Closing Date (the “Closing Date Net Working Capital”) in accordance with the accounting principles and methodologies (including GAAP) employed by the Company in preparing the Business Balance Sheet and those set forth on Schedule 3.2 of the Company Disclosure Schedule consistently applied, which shall be certified by the Company’s chief financial officer. The Preliminary Closing Date Net Working Capital Statement shall be accompanied by reasonable supporting documentation. The Buyer shall have the right to review the calculation of the

Preliminary Closing Date Net Working Capital Statement and such supporting documentation or data of the Company as the Buyer may reasonably request. In the event that the Buyer does not agree with the Company’s estimate, the Company and the Buyer shall negotiate in good faith to mutually agree on an acceptable estimate of the Preliminary Closing Date Net Working Capital Statement, and the Company shall consider in good faith any proposed comments or changes that the Buyer may reasonably suggest; provided, however, that the Company’s failure to include in the Preliminary Closing Date Net Working Capital Statement any changes proposed by the Buyer, or the acceptance by the Buyer of the Preliminary Closing Date Net Working Capital Statement, shall not limit or otherwise affect the Buyer’s remedies under this Agreement, including the Buyer’s right to include such changes or other changes in the Closing Date Net Working Capital Statement, or constitute an acknowledgment by the Buyer of the accuracy of the Preliminary Closing Date Net Working Capital Statement. At the Closing, the amount of the Purchase Price that the Buyer shall be required to pay to the Company pursuant to this Agreement shall be adjusted (the “Preliminary Deviation”)as follows:

(i) if the Preliminary Closing Date Net Working Capital is within the Working Capital Collar Range, there shall be no adjustment to the amount of the Purchase Price paid by the Buyer to the Company at Closing;

(ii) if the Preliminary Closing Date Net Working Capital is less than the Lower Limit, the amount of the Purchase Price paid by the Buyer to the Company at Closing shall be reduced by the amount of such shortfall; and

(iii) if the Preliminary Closing Date Net Working Capital is greater than the Upper Limit, the amount of the Purchase Price paid by the Buyer to the Company at Closing shall be increased by the amount of such excess.

3.3 Closing Date Net Working Capital Statement; Purchase Price Adjustment.

(a) No later than sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Company (i) a balance sheet of the Business as of the Closing Date, which balance sheet shall be prepared in accordance with the accounting principles and methodologies employed by the Company in preparing the Business Balance Sheet (including GAAP) and those set forth on Schedule 3.2 of the Company Disclosure Schedule consistently applied (the “Closing Statement”), and (ii) a statement of the actual Closing Date Net Working Capital (such statement, as finally determined pursuant to the provisions of this Section 3.3, the “Closing Date Net Working Capital Statement”) which Closing Date Net Working Capital Statement shall be prepared in accordance with the accounting principles and methodologies (including GAAP) employed by the Company in preparing the Business Balance Sheet and those set forth on Schedule 3.2 of the Company Disclosure Schedule consistently applied, and derived from the Closing Statement. The Closing Statement and the Closing Date Net Working Capital Statement shall be certified by the Buyer’s Chief Financial Officer. The Closing Date Net Working Capital Statement shall be accompanied by reasonable supporting documentation. The Company shall and shall cause its accountants to cooperate with the Buyer and its accountants to the extent required to enable the Buyer to prepare the Closing Statement and the Closing Date Net Working Capital Statement in accordance with this Agreement.

(b) The Company may dispute the Closing Date Net Working Capital Statement and the Closing Statement by notifying the Buyer within thirty (30) days after its receipt thereof. During the 30-day period after delivery of the Closing Date Net Working Capital Statement and the Closing Statement, and until the Closing Date Net Working Capital Statement is finally determined, employees of the Company and its accountants shall be entitled to access the Buyer’s and its accountants’ work papers prepared in connection with the Closing Date Net Working Capital Statement and the Closing Statement and shall be entitled to review and discuss such work papers with the Buyer and its accountants. Any notice delivered in accordance with this Section 3.3(b) shall specify in reasonable detail the nature of any disagreement so asserted. If the Company does not so notify the Buyer within such period, the Closing Date Net Working Capital Statement and the Closing Statement shall be final, binding and conclusive on the parties. If the Company does so notify the Buyer, the Company and the Buyer and their respective accountants shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be set forth in writing and be final, binding and conclusive on the parties thereto.

(c) If the Buyer and the Company are unable to reach a resolution with respect to all of the items specified in a notice provided pursuant to Section 3.3(b) within twenty (20) days after receipt by the Buyer of such notice, then either party may submit the items remaining in dispute for resolution to KPMG LLP or any other accounting firm or professional who the Company and Buyer mutually designate (the “Independent Accounting Firm”), which shall, within twenty (20) days after such submission or such longer period as the Independent Accounting Firm may reasonably require, determine and report to the Buyer and the Company upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accountant Firm shall be allocated between the Company and the Buyer in such manner that the Company shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accounting Firm that are resolved against the Company (as finally determined by the Independent Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted, and the Buyer shall be responsible for the remainder of such fees and expenses.

(d) Following the determination of the Closing Date Net Working Capital pursuant to this Section 3.3, the Company shall pay the Buyer, or the Buyer shall pay the Company, as appropriate, an amount such that the Buyer or the Company, as applicable, receives an amount equal to the amount that it would have received under Section 3.2 if the Preliminary Closing Date Net Working Capital had equaled exactly the Closing Date Net Working Capital. All payments to be made by the Buyer or the Company under this Section 3.3(d) may be made on a net basis taking into account payments received under Section 3.2 or to be received by the Company or the Buyer, and shall be made within five (5) Business Days after the Closing Net Working Capital shall become final, conclusive and binding. Any adjustment to the Purchase Price pursuant to this Section 3.3(d), shall be treated for tax purposes as an adjustment to the Purchase Price.

3.4 Allocation of Purchase Price.

(a) The Buyer and the Company agree to allocate the Purchase Price (and any Liabilities assumed hereunder that are properly treated as purchase price) in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be mutually agreed upon between the parties. Prior to Closing the Buyer and the Company shall negotiate in good faith the principles pursuant to which the Purchase Price allocation shall be made, including, specifically, the appropriate portion of the Purchase Price to be allocated to Irish Sub and the UK Sub. The Buyer and the Company recognize that the Purchase Price does not include the Buyer’s acquisition expenses and that the Buyer shall allocate such expenses appropriately. The Buyer and the Company agree to act in accordance with the computations and allocations as determined pursuant to this Section 3.4 in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign Law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law. Any issues with respect to the allocation which have not been finally resolved within 60 days following Closing shall be referred to the Independent Accounting Firm and resolved in a manner consistent with the provisions of Section 3.3(c).

(b) If an adjustment is made with respect to the Purchase Price pursuant to Sections 3.2 or 3.3, the agreed allocation shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by the Buyer and the Company. The Buyer and the Company agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 3.4(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Company. Except as set forth in applicable section or schedule of the Company Disclosure Schedule, the Company hereby represents and warrants to the Buyer as follows:

(a) Due Organization and Power. The Company and each of the Business Subsidiaries, including Irish Sub, is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Each of the Company and each of the Business Subsidiaries (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, including the Business, except where the failure to have such corporate power and authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (ii) is in good standing and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Subsidiaries.

(i) Other than Irish Sub and the UK Sub, the Company does not own or hold, directly or indirectly, any equity interest of any kind in any Person that owns assets or properties or conducts operations used or held for use in, or related to, the Business (a “Business Subsidiary”).

(ii) Neither the Company nor any of its Subsidiaries has, owns or Controls (of record or beneficially), directly or indirectly, any interest in any other Person, or is a party to or participant in any partnership, joint venture or other similar investment, related to the Business. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any Person related to the Business.

(c) Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Company is or will be necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law). The Company’s Board of Directors, by resolutions duly adopted, has approved this Agreement and the transactions contemplated by this Agreement, including the Acquisition. No vote or approval of the stockholders of the Company is required to approve the Acquisition and the consummation of the transactions contemplated by this Agreement.

(d) No Conflict. Assuming all consents required by Section 8.2(d) hereof are obtained and compliance with any applicable requirements of the HSR Act, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) violate any provision of the articles or certificate of incorporation, by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration or material increase of any obligation, liability or fee (of the Company or any of its Subsidiaries) related to the Business or the loss of a material benefit related to the Business to which the Company or any of its Subsidiaries is entitled under, or the creation of a Lien (other than a Permitted Lien) on the Transferred Assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any provision of any of the Assumed Contracts (provided that any failure to include on Schedule 4.1(d) of the Company Disclosure Schedule any Contract or series of Contracts that are individually immaterial to the Business shall not be considered a willful, intentional or fraudulent breach of this representation) or any other material contract to which the Company or any of its Subsidiaries is a party, or (iii) result in any Violation of any Licenses and Permits, Order or Law applicable to the Business or the Transferred Assets, except in the case of this clause (iii) for any Violation which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e) Consents. No consent, approval, Order, Licenses and Permits, or registration, declaration or filing with, or notice to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the HSR Act and the requirements of any comparable foreign Antitrust Law the parties reasonably agree is applicable, and (ii) such other consents, approvals, Orders, Licenses and Permits, registrations, declarations and filings with or notice to any Governmental Authority which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the Buyer’s conduct of the Business.

(f) Conduct of the Business. Except as expressly contemplated hereby, since December 31, 2004 to the date of this Agreement, (i) the Company and its Subsidiaries have conducted the operations of the Business only in the ordinary course of business consistent with past practice and (ii) there has not been any Material Adverse Effect.

(g) Financial Statements; Undisclosed Liabilities.

(i) The consolidated financial statements of the Company and its consolidated Subsidiaries (including the related notes and schedules) included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and in the Company’s Quarterly Report on Form 10-Q for the six months ended December 31, 2004 filed by the Company with the SEC (collectively, the “Company Financial Statements”), (A) complied as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including all requirements pursuant to the Sarbanes-Oxley Act of 2002, (B) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Form 10-Q under the Securities Exchange Act of 1934, as amended) applied on a consistent basis during the periods involved (except as may be disclosed therein) and (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The financial books and records of the Company and its Subsidiaries, taken as a whole, are true and correct in all material respects.

(ii) Schedule 4.1(g)(ii) of the Company Disclosure Schedule contains a true and complete copy of the unaudited Business Balance Sheet and the related unaudited consolidated statement of income for the Business for the twelve month period ended December 31, 2004 (collectively, the “Business Financial Statements”). The

Business Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Business as of their respective dates and for the respective periods indicated therein. The Business Financial Statements were prepared in good faith and derived from the Company Financial Statements and were prepared in accordance with GAAP except as expressly described on Schedule 3.2 and 4.1(g)(ii) of the Company Disclosure Schedule. The Company is not aware of, is not contemplating, nor has it been notified, in writing or orally, by its auditors or by the SEC of any fact or circumstance, or proposed or potential adjustment, that might require an adjustment to the Company Financial Statements which would, if implemented, materially and adversely affect the Business Financial Statements.

(iii) All of the Liabilities reflected on the Business Balance Sheet are related to the Business and arose out of or were incurred in the ordinary course of business. Except (A) to the extent reflected or reserved against in the Business Balance Sheet, (B) for Liabilities that are incurred after the date of the Business Balance Sheet and prior to the date hereof in the ordinary course of business consistent with past practices, (C) for Liabilities that are incurred after the date hereof in the ordinary course of business in accordance with the terms hereof, or (D) for Excluded Liabilities, there are no Liabilities relating to the Business that are or would be reasonably expected to be material to the Business.

(h) Properties.

(i) There is no real property legally or beneficially owned by the Company or any of its Subsidiaries at which any ongoing material portion of the Business is conducted or at which any Current Business Employees are located.

(ii) Schedule 4.1(h)(ii) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of (A) all real property leased or subleased by the Company and its Subsidiaries at which any ongoing material portion of the Business is conducted or at which any Current Business Employees are located and (B) the agreements under which such real property is leased (the “Leases”). Except as, individually or in the aggregate, has not interfered, and would not reasonably be expected to interfere in any material respect with the conduct of the Business, (A) each Lease has been executed and is in full force and effect, (B) none of the Company or any of its Subsidiaries is in breach or default in any respect under any such Lease, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default of such Lease, (C) each Lease will continue to be binding in accordance with its terms immediately following the Closing, except those Leases which would no longer be binding as a result of actions that are taken by the Buyer or its Affiliates, and (D) to the Knowledge of the Company, no party to such Lease is in breach or default under such Lease or has repudiated any material provision thereof.

(i) Title to Transferred Assets; Sufficiency of Assets.

(i) The Company or its applicable Subsidiaries have good and valid title to, or in the case of any leased Transferred Assets has a valid leasehold interest in, all of the Transferred Assets and at the Closing will transfer and deliver to the Buyer and/or the applicable Designated Purchaser good and valid title to the Transferred Assets, free and clear of all Liens, other than Permitted Liens.

(ii) The Transferred Assets constitute all of the assets necessary for the Buyer to conduct the Business in the manner in which it is currently being conducted.

(iii) All of the machinery, equipment and other tangible assets included in the Transferred Assets have been maintained in accordance with normal industry practice and are otherwise suitable for the purposes for which they are currently used.

(j) Taxes.

(i) All Tax Returns required to be filed in connection with the Business have been timely filed. All Taxes required to be paid (whether or not shown to be due on such Tax Returns), the non-payment of which would result in a Lien on any Transferred Asset, have been timely paid. All such Tax Returns are true, correct and complete in all material respects.

(ii) There is no material Proceeding, investigation, audit or examination proposed in writing or currently ongoing in connection with the Business in respect of any Tax. No deficiencies for any Taxes have been proposed, asserted or assessed in connection with the Business. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to pay any Tax, the non-payment of which would result in a Lien on any Transferred Asset, or to file any Tax Return with respect to such Taxes. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, the non-payment of which would result in a Lien on any Transferred Asset, or agreed to any extension of time with respect to a Tax assessment or deficiency, the non-payment of which would result in a Lien on any Transferred Asset. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(iii) All Taxes required to have been withheld in connection with the Business have been withheld and paid over to the proper Governmental Authority.

(iv) There are no material Liens for Taxes upon any of the Transferred Assets (other than for Taxes not yet due and payable).

(k) Legal Proceedings. Schedule 4.1(k) of the Company Disclosure Schedule sets forth, as of the date hereof, all Proceedings pending or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries affecting or involving the Business or any of the Transferred Assets or the Assumed Liabilities or challenging the validity of this Agreement or any of the transactions contemplated hereby. Except as set forth on Schedule 4.1(k) of the Company Disclosure Schedule, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries affecting or involving the Business or any of the Transferred Assets or the Assumed Liabilities. Neither

the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order affecting or involving the Business, the Transferred Assets or the Assumed Liabilities, except for those that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Business. There are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending, or to the Knowledge of the Company with respect to SEC or other governmental inquiries or investigations, threatened, relating to, affecting or involving the Business, the Transferred Assets or the Assumed Liabilities in any material respect.

(l) Licenses and Permits; Compliance with Laws. Except as, individually or in the aggregate, has not and would not reasonably be expected to interfere in any material respect with the conduct of the Business:

(i) the Company or a Business Subsidiary owns or possesses all material Licenses and Permits, and has made all filings, applications and registrations with all Governmental Authorities, and all such Licenses and Permits are in full force and effect;

(ii) no loss of any such material Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law and all such material Licenses and Permits may be transferred to the Buyer or its Subsidiaries;

(iii) the Business has been operated in material compliance with (A) all terms and conditions of the Licenses and Permits and (B) all Laws applicable to the operation of the Business and ownership or use of the Transferred Assets, and neither the Company nor any of its Subsidiaries has received any written notice of any pending Proceeding alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 4.1(l)(iii); and

(iv) there are no (A) unresolved violations or exceptions noted by any Governmental Authority in any report, comment letter or other written statement relating to or based on any examinations related to the Business or the Transferred Assets, or (B) written agreements, memoranda of understanding or commitment letters or similar undertakings to any Governmental Authority related to the Business or the Transferred Assets, to which the Company or its Subsidiaries is a party, or Orders from, or any resolution adopted at the request of, any Governmental Authority related to the Business or the Transferred Assets.

(v) As of the Closing Date, the Company and its Subsidiaries may transfer the Personal Data of the Customers and Prospects to the Buyer or the applicable Designated Purchaser to allow the Buyer to (i) notify Customers and Prospects of the Acquisition, (ii) request that the Customers and Prospects register a Customer or Prospect account with the Buyer, (iii) fulfill the requests from or agreements with the applicable Customers and Prospects (e.g., as part of a legitimate business interest), and (iv)

otherwise process Customer or Prospect Personal Data in accordance with Company’s privacy policy and in accordance with the existing Communications Preferences for such Customers and Prospects as communicated by the Company to the Buyer. The Company has obtained the applicable permissions required by the Customers and Prospects to process their Personal Data as described in this Agreement.

(m) Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i) The Company and its Subsidiaries, each in connection with the Business, have complied with all Environmental Laws;

(ii) the Leased Real Property and all other property owned, used, occupied or operated in connection with the Business (including soils, groundwater, surface water, buildings, equipment or other structures or facilities) do not contain and are not contaminated with any Hazardous Substance which would require remediation under Environmental Laws;

(iii) the properties formerly owned, used, occupied or operated in connection with the Business were not contaminated with any Hazardous Substance during the period of ownership, use, occupation or operation by the Company or any of its Subsidiaries which would require remediation under Environmental Laws;

(iv) neither the Company nor any of its Subsidiaries, each in connection with the Business, is subject to liability for any Hazardous Substance disposal or contamination on any third party property under Environmental Laws; and

(v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that the Company, any of its Subsidiaries or the Business may be in violation of or subject to liability under any Environmental Law.

(n) Employee Benefit Plans.

(i) Schedule 4.1(n)(i) of the Company Disclosure Schedule contains a true and complete list of (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, under which the Company or any of its Subsidiaries has or is reasonably expected to have any present or future liability (directly or indirectly), or (3) any employment, severance or other similar contract (other than at-will offer letters, or agreements for Non-US Employees required by applicable Law), arrangement or policy (written or oral) providing for insurance coverage (including any self-insured arrangements), non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits entered into, in the case of (1) through (3)

that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or otherwise bound, and in each case under which any Business Employee has any present or future right to benefits. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.

(ii) With respect to each Company Plan, the Company has provided or made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including, without limitation, all amendments thereto) and: (A) any related trust agreement or other funding instrument, (B) all Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters, (C) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, and any other written communications (or a description of any oral communications) by the Company or its Subsidiaries to the Business Employees concerning the extent of the benefits provided under a Company Plan, (D) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof, and (E) to the extent applicable, for the most recent plan year (1) the Form 5500 and all attached schedules, (2) audited financial statements, (3) actuarial valuation reports, (4) all discrimination tests, and (5) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(iii) (A) Each Company Plan that is intended to qualify as a “cash or deferred arrangement” within the meaning of Section 401(k) of the Code (a “401(k) Plan”) has been maintained and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (B) each 401(k) Plan, and each related trust intended to qualify under Section 501(a) of the Code, has received a favorable determination letter as to its qualification under Section 401(a) or Section 501(a) of the Code, as applicable, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (C) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws for which the Buyer or any Designated Purchaser would reasonably be expected to be liable.

(iv) Neither the Company nor any of its Subsidiaries participate in or contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or section 302 of ERISA. Neither the Company nor any of its Subsidiaries has any outstanding or contingent obligations or liabilities with respect to a multiemployer plan, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or section 302 of ERISA.

(v) With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course), administrative investigations, audits or other administrative proceedings by the Department of Labor, the Internal Revenue Service or other Governmental Authority are pending or in progress or to the Knowledge of the Company threatened which, in any such case, individually or in the aggregate, could reasonably be expected to result in a material liability to the Buyer or any Designated Purchaser. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any 401(k) Plan.

(vi) There is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(vii) The Company shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to those Business Employees (other than Transferred Employees), and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Company or otherwise) prior to or in connection with the transactions contemplated by this Agreement. Except as required by Law, neither the Buyer nor any of its Affiliates shall be responsible for the failure of the Company to comply with any of the requirements of COBRA, including applicable notice requirements. The Company shall indemnify and hold the Buyer and its Affiliates harmless from any and all liabilities, claims or expenses incurred by the Buyer or its Affiliates, as applicable, as a result of the failure of the Company to comply with any of the requirements of COBRA, including applicable notice requirements.

(viii) With respect to any governmental or other program providing benefits to any Business Employee maintained outside the jurisdiction of the United States, or covering any Business Employee residing or working outside the United States, or any agreement for any Non-US Employee required by applicable Law, under which the Company or any of its Subsidiaries has or may have any present or future liability (directly or indirectly) (each, a “Foreign Benefit Plan”), (A) all such Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are funded to the full extent required by Law, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Closing Date Net Working Capital Statement, and (C) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that will as a matter of Law become a Liability of Buyer or its Affiliates.

(ix) Schedule 4.1(n)(ix) of the Company Disclosure Schedule contains a true and complete list of all Business Employees currently employed by the Company or any of its Subsidiaries who are currently on a short- or long-term disability leave or other leave of absence (but not including vacation).

(x) No Company Plan (other than Foreign Benefit Plans) provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current Business Employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (C) disability benefits that have been fully provided for by insurance under a Company Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (D) benefits in the nature of cash severance pay with respect to one or more of the severance plans set forth on Schedule 4.1(n)(i) of the Company Disclosure Schedule.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries, with respect to the Business, is a party to any US or non-US collective bargaining agreement or other labor union contract (or is subject to any statutory scheme of similar import) applicable to all or any of the Current Business Employees, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any Current Business Employees.

(ii) The Company and its Subsidiaries are, with respect to the Business, in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement. There is no material unfair labor practice charge or other employment related complaint pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority, nor is there any material Proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s or any of its Subsidiaries’ employees pending or, to the Knowledge of the Company, threatened against the Company, in each case, with respect to the operation of the Business. Neither the Company nor any of its Subsidiaries is a party to or bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices of, or in connection with, the Business. There is no material labor strike, slowdown or work stoppage, lockout or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor is there any grievance currently being asserted, in any case in connection with Business Employees. Neither the Company nor any of its Subsidiaries has experienced any material work stoppage or work slowdown at any time during the five (5) years immediately preceding the date of this Agreement with respect to the operation of the Business. The Company and its Subsidiaries have paid in full to all Business Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees and neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any Business Employee or former Business Employee arising from the termination of employment. The Company and its Subsidiaries are, and have operated the Business, in compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar applicable Laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

(iii) The Non-US Employees and the US Employees constitute all employees of the Company and its Subsidiaries as of the date hereof who are wholly or predominantly engaged for purposes of conducting the Business.

(p) Intellectual Property.

(i) Schedule 4.1(p)(i) of the Company Disclosure Schedule contains a complete and accurate list (by name and other appropriate product identifiers) of all products and services sold, distributed or otherwise disposed of by the Company or any of its Subsidiaries in connection with the Business on or prior to the date hereof. “Products” means all products or services sold, distributed or otherwise disposed of by the Company or any of its Subsidiaries in connection with the Business, including the Products listed on Schedule 4.1(p)(i)(A)of the Company Disclosure Schedule, and all products or service offerings in development related to the Business, but excludes the products and services identified on Schedule 4.1(p)(i)(B) of the Company Disclosure Schedule.

(ii) The Company IP and the In-Licensed IP constitute all the Intellectual Property necessary for the Buyer to conduct the Business in substantially the same manner as it is currently operated and to sell, distribute or otherwise dispose of the Products, excluding any Intellectual Property made available to the Buyer or a Designated Purchaser under the Transition Services Agreement. The Company or its Subsidiaries is the exclusive owner of all right, title and interest in and to (free and clear of all encumbrances) the Company IP and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Company IP, subject to the End-User Agreements and agreements with Distributors listed on Schedule 4.1(p)(iv) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, with respect to Company IP, to the Knowledge of the Company (A) the Company or one of its Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Business, including the sale, distribution or provision of any Product, (B) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Products, and (C) to the extent that any Patents would be infringed by any Product (including but not limited to the manufacture, sale or use thereof), the Company or one of its Subsidiaries is the exclusive owner of such Patents. “Company

IP” means all Intellectual Property used (at any time prior to the Closing Date) or held for use in, for, or in connection with the Business or included/incorporated in the Products, excluding the Intellectual Property listed on Schedule 4.1(p)(ii)(B) of the Company Disclosure Schedule, the In-Licensed IP and any Intellectual Property made available under the Transition Services Agreement.

(iii) Schedule 4.1(p)(iii) of the Company Disclosure Schedule lists all Company Registered IP and the jurisdiction(s) in which each item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Each item of Company Registered IP is in material compliance with all formal legal requirements (including payment of any filing, examination and maintenance fees and proofs of use), and, to the Knowledge of the Company each item of material Company Registered IP, is valid and subsisting. There are no actions that are required to be taken by Company or any of its Subsidiaries within ninety (90) days of the date hereof with respect to the Company Registered IP that, if not taken will have a material adverse effect on any Company Registered IP or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company IP. “Company Registered IP” means the registrations and applications for registration of Intellectual Property rights listed in Schedule 4.1(p)(iii) of the Company Disclosure Schedule. Other than the Company Registered IP, there is no Company IP that is the subject of a currently pending or subsisting application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

(iv) Schedule 4.1(p)(iv) of the Company Disclosure Schedule separately lists: (A) all licenses, sublicenses and other agreements (other than End User Agreements) to which the Company or any of its Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Company IP; and (B) all third parties to whom the Company or any of its Subsidiaries has delivered copies of or disclosed, or promised to deliver or disclose the Company’s or such Subsidiary’s source code containing or embodying any Company IP, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such source code. The Company and its Subsidiaries have delivered to the Buyer accurate and complete copies of all licenses, sublicenses, and other agreements identified above and are in compliance with all material terms and conditions of such licenses, sublicenses, and other agreements.

(v) No Person has, in writing, or to the Knowledge of the Company, orally, asserted or threatened to assert any claims (A) contesting the right of the Company or any of its Subsidiaries to use, exercise, sell, license, transfer or dispose of any Company IP or any products, processes or materials covered thereby in any manner or (B) challenging the ownership, validity or enforceability of any Company IP. No Company IP is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (A) infringement of any of the Company IP or (B) breach of any license, sublicense or other agreement authorizing another party to use any Company IP, and, to the Knowledge of the Company, there does not exist any facts which could currently form the basis of any such action or lawsuit (other than late payments by customers under End User Agreements and the other agreements set forth in Schedule 4.1(p)(iv) of the Company Disclosure Schedule). Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company IP.

(vii) To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for the Company or any of its Subsidiaries and is used in the Business, or is incorporated into any of the Products, the Company or one of its Subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(viii) Schedule 4.1(p)(viii)(A) of the Company Disclosure Schedule separately lists: (A) all In-Licensed IP (as defined below) that is incorporated into a Product, (B) all material licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, exercise, or receive any benefit from any In-Licensed IP; (C) all such licenses, sublicenses and other agreements that require the Company or any of its Subsidiaries to license, assign or otherwise grant rights to additions, modifications or improvements to In-Licensed IP made by or for the Company or any of its Subsidiaries to any third party, other than agreements to provide or otherwise make available maintenance substantially in accordance with the Company’s maintenance policy in the form set forth in Schedule 4.1(p)(viii)(B) of the Company Disclosure Schedule. The Company has delivered or made available to the Buyer copies of all licenses, sublicenses and other agreements identified above. The Company and its Subsidiaries are in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. To the Knowledge of the Company, there is no assertion, claim or threatened claim, or facts that could serve as a basis for any assertion or claim, that the Company or any of its Subsidiaries has breached any terms or conditions of such licenses, sublicenses, or other agreements. “In-Licensed IP” means all Intellectual Property licensed by a third party to the Company or any of its Subsidiaries and used in, for, or in connection with the Business or included/incorporated in the Products.

(ix) No software covered by or embodying any Company IP or Product has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software or Product (excluding the original Public Software) be disclosed or distributed in source code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(x) To the Knowledge of the Company, the operation of the Business does not infringe or misappropriate any Intellectual Property of any third party, violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(xi) Neither the Company nor any of its Subsidiaries has received written notice, or an oral assertion or threat to assert, from any third party that the operation of the Business as currently conducted or the manufacture, use, sale, support, reproduction, modification or other commercial exploitation of any Product infringes or misappropriates the Intellectual Property of any third party, violates any right of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(xii) The consummation of the transactions contemplated by this Agreement will neither violate nor result in a breach, modification, cancellation, termination, suspension of any material contracts, licenses or agreements relating to Company IP or In-Licensed IP; or any acceleration of or increase in, or loss of, any payments or benefits thereunder. Following the Closing, the Buyer and/or the applicable Designated Purchaser will be permitted to exercise all of the rights of the Company or any of its Subsidiaries under such contracts, licenses and agreements to the same extent the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated hereby, including the assignment to the Buyer and/or the applicable Designated Purchaser of any Assumed Contracts to which the Company or any of its Subsidiaries is a party, will result in (i) the Buyer or any of its Affiliates granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, the Buyer or any of its Affiliates, or (ii) the Buyer or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.

(xiii) The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Confidential Information. The Company has delivered or made available to the Buyer copies of all material nondisclosure agreements or other agreements relating to the handling, disclosure, and use of Confidential Information. Without limiting the foregoing, the

Company and its Subsidiaries with access to Confidential Information have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to the Buyer, and all current and former employees and consultants of the Company and its Subsidiaries with access to Confidential Information have executed such an agreement. “Confidential Information” means inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source and object code, program listings and trade secrets arising from, used in, or otherwise relating to the Business.

(q) Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Deutsche Bank Securities Inc., whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such advisor.

(r) Insurance. Schedule 4.1(r) of the Company Disclosure Schedule contains a complete and accurate list of all material policies or binders of insurance currently maintained by the Company or any of its Subsidiaries that provide coverage with respect to the Business or the Transferred Assets, including any insurance required to be maintained by any Contract, showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided (including whether it is a “claims made” or “occurrence” based policy), and all such material policies are in full force and effect.

(s) Transactions with Related Persons. The Business does not include any Contracts with any of the stockholders holding more than five percent (5%) of the Company’s voting stock (on an as-converted to voting stock basis), directors, officers or employees (or any relative or spouse of any of the foregoing Persons or any other Affiliate of the foregoing Persons) (collectively, “Related Persons”) of the Company. Neither the Company nor any Related Person has any interest, directly or indirectly, in any Transferred Asset, including any Assumed Contract, or any Lien on any Transferred Asset.

(t) Books and Records. The Books and Records are complete and correct in all material respects, have been maintained in accordance with good practice, and reflect the basis for the financial position and results of operations of the Business as set forth on the Business Financial Statements.

(u) Certain Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i) with respect to the employment or termination of, or severance or retirement arrangements relating to, any Business Employees involving the payment of $150,000 or more per annum, or with any consultants involving the payment of $150,000 or more per annum, other than Contracts pursuant to which all such payments have been made and under which there are no other remaining obligations of the Company or any of its Subsidiaries;

(ii) which is a “material contract” for the Company (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii) which is an Assumed Contract and which provides for any payment by or to the Company or any of its Subsidiaries in excess of $100,000 in fiscal year 2005 or future years or which is not terminable within one year without penalty;

(iv) which, following the Closing, will limit (or purports to limit) in any way the ability of the Buyer to compete or engage in any line of business, in any geographic area or with any Person, or which, following the Closing, will require referrals by the Buyer of any business or require Buyer to make available investment opportunities to any Person on a priority, equal or exclusive basis;

(v) which is an Assumed Contract and which provides for or requires any aggregate future payments in excess of $100,000 with respect to, or in connection with, any capital expenditures or the acquisition or construction of fixed assets;

(vi) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person;

(vii) which contains any ongoing indemnification obligation by the Company or any of its Subsidiaries which could reasonably require the payment by the Buyer in excess of $100,000 in the aggregate (excluding product warranties and indemnities to the extent consistent with the Company’s Standard Terms and Conditions);

(viii) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money, in each case involving an amount in excess of $100,000;

(ix) since July 1, 2003, relating to the acquisition or disposition of any business primarily related to the Business or the Transferred Assets (whether by merger, sale of stock, sale of assets or otherwise) which involves an asset value or purchase price in excess of $100,000;

(x) relating to, or evidencing, any guarantee of obligations of any Person;

(xi) that relates to any data center, hosting, colocation, application management, data sharing or similar services provided primarily to the Business;

(xii) which imposes any confidentiality, non-disclosure or standstill obligation on the Company or its Affiliates (except confidentiality and non-disclosure provisions entered into in the ordinary course of business consistent with past practice) with respect to the Business; or

(xiii) any of the benefits or liabilities of which will be materially increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

The Company has previously made available to the Buyer complete and accurate copies of each Assumed Contract and each other Contract described in this Section 4.1(u). All customer Contracts described in Schedule 2.1(a)(iv)(B) of the Company Disclosure Schedule were entered into in the ordinary course of business consistent with past practice, including, without limitation, with respect to the cost of service and duration of service Liabilities thereunder. To the Knowledge of the Company, all of the Assumed Contracts are valid and in full force and effect, except as would not reasonably be expected to interfere in any material respect with the conduct of the Business or the benefits to the Company or its Subsidiaries to be received under such Assumed Contract. Neither the Company nor any of its Subsidiaries nor the Business, and to the Knowledge of the Company, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under the provisions of any Assumed Contract. To the Knowledge of the Company, each Assumed Contract will be a valid and binding obligation of the Buyer and/or the applicable Designated Purchaser and upon consummation of the transactions contemplated hereby will be in full force and effect, assuming all consents required by Section 8.2(d) are obtained.

(v) Customers. Schedule 4.1(v) of the Company Disclosure Schedule contains a list of the top 25 customers for the Business for each of the last two fiscal years and a list of the top five distributors, value added resellers, independent sales representatives and/or other participants in the distribution channel related to the Products (“Distributors”) for each of the last two fiscal years. None of such customers has ceased to do business with the Company or any of its Subsidiaries with respect to the Business and, to the Knowledge of the Company, as of the date hereof, no such customer has threatened any material modification or change in, or termination of, the business relationship with respect to the Business.

(w) Warranties; Indemnities. The Buyer has been given a copy of the standard terms and conditions of sale, subscription, license or lease for each of the products or technology sold or services rendered by the Business and copies of the standard forms of sale agreements and services agreements covering such products, technology and services. No product, technology or service rendered by the Business is subject to any warranty or other indemnity either (i) that is materially broader in term or scope than the applicable standard terms and conditions of such sale agreements and services agreements or beyond that implied or imposed by applicable Law, or (ii) that does not contain a provision limiting the maximum liability of the Company and its Subsidiaries under such warranty or indemnity to the price paid for such product, technology or service.

(x) Receivables. Schedule 4.1(x)(i) of the Company Disclosure Schedule sets forth all Receivables as of January 31, 2005, together with a range of days elapsed since invoice. All of the Receivables reflected on Schedule 4.1(x)(i) of the Company Disclosure Schedule or arising thereafter constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of the operations of the Business and to the Knowledge of the Company are collectible in full (without any counterclaim or setoff), net of applicable reserves. There are no contingent or asserted claims, refunds, discounts, rights of return or other rights of set-off against any of the Receivables, except to the extent reserved for in the Business Balance Sheet. No person has any Lien on any of the Receivables. Proper amounts of deferred revenues appear on Schedule 4.1(x)(ii) of the Company Disclosure Schedule with respect to all of the (a) billed but unearned Receivables; (b) previously billed and collected Receivables still unearned; and (c) unearned customer deposits related to Products of the Business.

4.2 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Company as follows:

(a) Due Organization. The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization. At Closing, each Designated Purchaser will be a company duly organized and validly existing under the laws of its jurisdiction of organization. The Buyer is and at Closing the Designated Subsidiaries will be in good standing, except where the failure to be in good standing, individually or in the aggregate, has not, and would not reasonably be expected to, materially adversely effect the ability of the Buyer to perform its obligations under this Agreement.

(b) Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Buyer is or will be necessary for the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).

(c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) result in any violation of any provision of the certificate or articles of incorporation, by-laws or similar organizational documents of the Buyer or any Designated Purchaser, (ii) result in any Violation of any material loan or credit agreement, note, bond, mortgage, guarantee, deed of trust, indenture, lease, to which the Buyer or any Designated Purchaser is a party, or (iii) result in any Violation of any license, permit, concession, exemption, consent, franchise, certificate, variance, approval, Order or Law applicable to the Buyer or any Designated Purchaser or any of their respective properties, rights or assets, except in the case of clauses (ii) or (iii) for any Violation which, individually or in the aggregate, would not reasonably be expected to materially adversely effect the ability of the Buyer to perform its obligations under this Agreement.

(d) Financing. The Buyer has or will have available to it, prior to the Closing, immediately available funds necessary to pay the Purchase Price.

(e) Legal Proceedings. There are no Proceedings pending, or to the knowledge of the Buyer, threatened against or affecting the Buyer or any Designated Purchaser or any of their respective properties, assets or rights, and neither the Buyer nor any Designated Purchaser is subject to any Order rendered specifically against the Buyer or any Designated Purchaser which, in either case, would or seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder the Buyer from timely complying with the terms and provisions of this Agreement.

ARTICLE V

COVENANTS

5.1 Access; Information and Records; Confidentiality.

(a) From the date hereof to the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors, employees and Representatives to, afford the officers, employees, auditors and other Representatives of the Buyer reasonable access, consistent with applicable Law and subject to the Buyer’s compliance with data privacy laws, to its officers, employees, properties, offices, plants and other facilities and to all Books and Records, in each case relating to the Transferred Assets and the Business, and shall furnish the Buyer with all financial, operating and other data and information relating to the Transferred Assets and the Business as the Buyer, through its officers, employees or other Representatives, may from time to time reasonably request in writing and any reports and other documents filed by the Company during such period with any Governmental Authority pursuant to the requirements of applicable Law relating to the Transferred Assets and Business.

(b) The Buyer will hold any nonpublic information obtained pursuant to Section 5.1(a) in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference, and to the extent any such nonpublic information of the Company and its Subsidiaries is not related to the Business, the Buyer will upon the written request of the Seller use its commercially reasonable efforts to destroy all tangible items containing any such nonpublic information.

(c) No such investigation under this Section 5.1 by the Buyer shall affect the representations and warranties of the Company and its Subsidiaries herein.

(d) In order to facilitate the resolution of any claims made against or incurred by the Company relating to any period ending on or prior to the Closing and in order for the Company to prepare audited financial statements, for a period of seven (7) years after the Closing, the Buyer shall (i) retain the Books and Records which are transferred to the Buyer pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and (ii) upon reasonable notice, afford the officers, employees, auditors and other Representatives of the Company reasonable access (including the right to make photocopies at the Company’s expense), during normal business hours, to such Books and Records.

(e) In order to facilitate the resolution of any claims made against or incurred by the Buyer after the Closing or for any other reasonable purpose, including to prepare audited financial statements, for a period of seven (7) years following the Closing, the Company shall, and shall cause its Subsidiaries to, (i) retain all books and records (excluding the Books and Records transferred to the Buyer pursuant to this Agreement and other books and records that have otherwise been delivered to the Buyer) in its possession or control as of the date hereof or as of the Closing Date relating to the Business for periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, auditors and other Representatives of the Buyer, reasonable access (including the right to make photocopies at the Buyer’s expense), during normal business hours, to such books and records.

5.2 Conduct of the Business Prior to the Closing Date.

(a) During the period commencing on the date hereof and continuing until the Closing, the Company agrees as to itself and its Subsidiaries that, except as expressly permitted or required by this Agreement or as set forth in Schedule 5.2(b) of the Company Disclosure Schedule or to the extent that the Buyer shall otherwise consent in writing, the Company and its Subsidiaries shall carry on the Business only in the ordinary course of business and consistent with past practice, including using reasonable best efforts to:

(i) preserve intact, protect and maintain the Business;

(ii) keep available and continue to provide all services currently provided to the Business;

(iii) (A) maintain all existing rights, privileges, licenses and other authorizations (including all Intellectual Property) reasonably necessary for the operation of the Business, (B) keep available the services of the Current Business Employees, (C) maintain the relationship with, and goodwill of, customers, suppliers, vendors, Distributors, sales prospects and other Persons with whom the Company or any of its Subsidiaries otherwise has business relationships relating to the Business, (D) continue in all material respects the current sales, marketing and promotional activities relating to the Business, (E) keep and maintain the Transferred Assets in good operating condition and repair to permit their use in the continuing operation of the Business, ordinary wear and tear excepted, (F) perform its obligations in all material respects under the Assumed Contracts and the Leases included within the Transferred Assets in accordance with the terms thereof, and (G) maintain in place its insurance policies (or replacement policies in similar amounts and protecting against similar risks) as in effect as of the date hereof;

(iv) pay and discharge all Liabilities as they become due and all payables in the ordinary course of business and in the same manner as previously paid (subject to the Company’s ability to pursue in good faith any bona fide disputes);

(v) cause the Books and Records to be maintained in the usual, regular and ordinary manner; and

(vi) comply in all material respects with all Laws applicable to the Business and, promptly following receipt thereof, give to the Buyer copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws.

(b) Without limiting the generality of clause (a) above and subject to the exceptions therein and in Schedule 5.2(b) of the Company Disclosure Schedule, from the date of this Agreement to the Closing, the Company shall not and shall not permit any of its Subsidiaries to do any of the following, unless approved or consented to in writing by the Buyer:

(i) sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, any of the Transferred Assets, or otherwise extend, amend or modify any rights thereto, other than pursuant to End User Agreements entered into in accordance with Section 5.2(b)(xvii) or with respect to worn-out or obsolete property;

(ii) enter into any new line of business or modify, change or otherwise alter in any material respect the fundamental nature of the Business;

(iii) cancel, rescind, terminate, assign or make any material change to any Assumed Contract, other than the expiration of an Assumed Contract in accordance with its terms as of the date hereof, or enter into any Contract that would be required to be listed on Schedule 4.2(u) of the Company Disclosure Schedule if it had been entered into prior to the date of this Agreement, except in each case in the ordinary course of business consistent with past practice;

(iv) enter into any Contract that could, after the Closing, limit or restrict the Buyer or any of its Subsidiaries or Affiliates (or any successors thereto), from engaging or competing in any line of business or in any geographic area, or require referrals of any business or require the Buyer or any of its Subsidiaries or Affiliates to make available any investment opportunities to any Person on a priority, equal or exclusive basis;

(v) incur, create or assume any indebtedness or Liabilities for borrowed money or guarantee any such obligation or issue or sell any debt securities or warrants or enter into any “keepwell” or other similar arrangements which would constitute an Assumed Liability;

(vi) incur, create, assume or suffer to exist any Lien on any Transferred Asset (except for Permitted Liens) unless such Lien is released upon or prior to Closing;

(vii) except as required by any applicable Law, Governmental Authority or any Company Plan: (A) increase the compensation or benefits of any US Employee or Non-US Employee, (B) loan or advance any money or other property, or make any payment or distribution of any compensation, to any US Employee or Non-US Employee, except for reasonable advances for travel and business expenses, or the payment of salaries, wages and other accrued compensation, each in the ordinary course of business consistent with past practices, (C) establish, adopt, enter into, amend or terminate any

Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, or (D) grant any severance or termination pay to US Employees or Non-US Employees;

(viii) terminate any Business Employees other than for cause or hire any new Business Employees;

(ix) transfer, abandon or grant any material right under, enter into any settlement regarding, or institute any Proceeding or assert any claim regarding, the breach or infringement of, any Intellectual Property owned by or used or held for use in the conduct or operation of the Business, or modify any existing right with respect thereto;

(x) enter into or amend any collective bargaining agreement or union contract or other agreement covering the Business Employees or enter into any negotiations for the purposes of entering into any such agreement, except as required by applicable Law, Governmental Authority or any Company Plan;

(xi) (A) institute, settle or agree to settle any Proceeding by or before any Governmental Authority that creates or imposes any continuing obligation or restriction on the Business or would otherwise constitute an Assumed Liability or (B) waive, release or relinquish any material claims or rights relating to the Business or the Transferred Assets;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization or resolutions providing for or authorizing the foregoing;

(xiii) incur any Liabilities with respect to capital expenditures that will not be discharged prior to Closing, other than Excluded Liabilities and for those approved in writing by the Buyer;

(xiv) make or permit any change to its accounting methods or principles, except as required by changes in GAAP as concurred in by the Company’s independent auditors;

(xv) enter into any agreement with a Related Person relating to the Business;

(xvi) (A) offer discounts on the sale of Products other than in the ordinary course of business consistent with past practice or (B) offer price protection on the sale of Products;

(xvii) enter into, renew, or modify or amend in any material respect any Contract (A) relating to the distribution, sale, license or marketing by third parties of Products, or (B) to provide professional services or software implementation, deployment or development services related to the Business, in each case other than new End User Agreements or renewals of existing End User Agreements, in each case for a term of one (1) year or less and otherwise in a manner consistent with past practices (including future maintenance or service obligations under any such Contract and the allocation of revenue under any such Contract to future maintenance or service obligations); provided that in no event shall any End User Agreement (or modification or amendment to any End User Agreement) contain pricing, discounting, service or maintenance terms or provisions other than in the ordinary course of business consistent with past practices;

(xviii) revalue any of the Transferred Assets (whether tangible or intangible), including without limitation writing down or up the value of any Transferred Asset, writing off any Receivable, settling, discounting or compromising any Receivable, or reversing any reserves, other than as required by GAAP; or

(xix) otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

5.3 No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective Affiliates, officers, directors or Representatives will (a) solicit, initiate, encourage or accept any other proposals or offers from any Person (other than the Buyer) (i) relating to any acquisition or purchase of all or any portion of the Transferred Assets or the Business and not to the Company’s other businesses, (ii) to enter into any business combination or other extraordinary business transaction, except as would not have a Material Adverse Effect or as would not materially delay the ability of the Company to perform its obligations under this Agreement, or (iii) release any Person from, or waive any provision of, any confidentiality agreement that relates to the Business or the Transferred Assets, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person (other than the Buyer) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the principal terms and conditions of such proposal, offer, inquiry or other contact.

5.4 Non-Solicitation.

(a) The Company agrees that for a period of two (2) years from and after the Closing Date it shall not, and its shall cause its Subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause to seek to cause to leave the employ of the Buyer or its Subsidiaries) (i) any US Employee or Non-US Employee or (ii) any Person employed by the Buyer or any of its Subsidiaries who became known to or was identified to the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of the Buyer or its Subsidiaries prior to such action by the Company or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with the Buyer or its Subsidiaries, at least three months prior to such action by the Company or any of its

Subsidiaries. Notwithstanding the foregoing, the restrictions set forth in this Section 5.4(a) shall not apply to general bona fide public advertisements for employment placed by the Company or its Subsidiaries and not specifically targeted at the employees of the Buyer or its Subsidiaries or the hiring of any Persons who respond to such advertisements.

(b) Buyer agrees that for a period of two (2) years from and after the Closing Date it and the Designated Purchasers shall not, without the prior written consent of the Company, directly or indirectly, solicit to hire or hire (or cause to seek to cause to leave the employ of the Company or its Subsidiaries) any Person employed by the Company or any of its Subsidiaries as of the Closing Date who became known to or was identified to Buyer (A) in connection with the transactions contemplated by this Agreement, or (B) after the Closing Date by any US Employee or Non-US Employee, unless, in either case, such Person ceased to be an employee of the Company or its Subsidiaries prior to such action by Buyer or any Designated Purchaser, or, in the case of such Person’s voluntary termination of employment with the Company or its Subsidiaries, at least three months prior to such action by Buyer or any Designated Purchaser. Notwithstanding the foregoing, the restrictions set forth in this Section 5.4(b) shall not apply to general bona fide public advertisements for employment placed by the Buyer or the Designated Purchasers and not specifically targeted at the employees of the Company or its Subsidiaries or the hiring of any Persons who respond to such advertisements. For the purpose of clarity, the covenants contained in this Section 5.4(b) shall not in any case apply to any Affiliates of Buyer other than the Designated Purchasers and each other Subsidiary of Buyer (whether or not in existence on the date hereof).

5.5 Non-Competition.

(a) In consideration of the Buyer entering into this Agreement and in order that the Buyer may enjoy the full benefit of the Transferred Assets and the Business, for a period of two (2) years from and after the Closing Date (the “Noncompetition Period”), neither the Company nor any of its Affiliates shall, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, Control, participate in, acquire more than 5% of (or the right to acquire more than 5% of) any class of voting securities of, perform services for, or otherwise carry on, a business which, directly or indirectly, is in competition with the Business in North America, Europe, Japan and any other jurisdiction where the Business is currently conducted and where the Business is currently contemplated by the Company to be conducted; provided, however, that the foregoing shall not (i) prevent the Company or its Subsidiaries from licensing Intellectual Property (other than Intellectual Property that constitutes a Transferred Asset) to any third party or performing services for any third party in the ordinary course of business of the systems management, security management, administration, operational change control, VoIP management and content security businesses, including the products currently known as Security reporting Center and Firewall Reporter, of the Company and its Subsidiaries or (ii) apply after a Change of Control to the extent that the surviving Person in such Change of Control or any of such Person’s Subsidiaries or Affiliates competes or begins to compete with the Business without (A) using or exploiting any Company IP included in or incorporated into the Products or proprietary development tools used in the Business to develop a Product or any modifications or improvements thereto or any derivatives thereof and (B) employing in such activities any Persons employed by the Company immediately before the

Closing Date who were substantively involved in any research or development activities related to the Business or are identified on Schedule 5.5(a) of the Company Disclosure Schedule. “Change of Control” shall mean a merger or consolidation of the Company with or into any other entity or a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, unless the stockholders of the Company immediately prior to such transaction hold, by virtue of their ownership of stock in the Company, at least 50% of the outstanding voting power of the surviving, resulting or acquiring corporation.

(b) The Company acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.5 will be inadequate and, accordingly, the Company covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Company and the Buyer agree that the terms of the covenant in this Section 5.5 are fair and reasonable in light of the Buyer’s plans for the Transferred Assets and the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.5 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.5 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

5.6 Further Actions; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VIII hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any Governmental Authority and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Acquisition and the other transactions contemplated by this Agreement, and (iv) the execution, acknowledgment or delivery of all such deeds, endorsements, Consents, instruments of conveyance, assignment, transfer and delivery and other documents and instruments as the Buyer and/or the applicable Designated Purchaser may reasonably request in order to carry out the purpose and intention of this Agreement, including to consummate more effectively the purchase, sale, conveyance, assignment, transfer and delivery of the Transferred Assets as contemplated by this Agreement, to vest in the Buyer and/or the applicable Designated

Purchaser good right, title and interest in, to and under the Transferred Assets or to enable the Buyer and/or the applicable Designated Purchaser to protect, exercise and enjoy all rights and benefits of the Company or its Subsidiaries prior to Closing with respect thereto, and as otherwise appropriate to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In the event that any Proceeding or Order is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Acquisition or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of the Buyer, the Company and its Subsidiaries shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Proceeding or Order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of the Buyer, the Company and its Subsidiaries shall use their respective reasonable best efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the parties hereto or their Affiliates (x) to agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, or (y) to take any action under this Section 5.6(b) requested by any Governmental Authority that has the authority to enforce any Antitrust Law, that seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the foregoing, and subject to Section 5.6(b) hereof, each of the Buyer and the Company shall (i) promptly make such filings under such foreign Antitrust Laws as the parties reasonably agree are necessary, and (ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Acquisition and the other transactions contemplated by this Agreement, as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing, provided, that the Buyer shall afford the Company a reasonable opportunity to participate therein.

(d) The Company shall and shall cause its officers, employees and accountants to provide such information (including auditor’s work papers), consents and financial statements of the type that would be reasonably necessary to allow the Buyer or any of its Affiliates to prepare financial statements as may be required under Regulation S-X in connection with any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

5.7 Public Announcements. None of the parties to this Agreement or their Affiliates shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such prior written consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) shall not be required for releases, announcements or communications to the extent obtaining such prior written consent would prevent the timely and accurate dissemination of information as required to comply with any applicable Law or Nasdaq requirements.

5.8 Employee Benefits.

(a) The Buyer shall, or shall cause a Designated Purchaser to, offer employment to each Current Business Employee who is employed in the Business on the day immediately preceding the Closing Date on an “at-will” basis and at a wage and salary level (excluding performance-based or incentive compensation, bonuses and equity-based compensation) that is the same as that provided to such Current Business Employees on the day preceding the Closing Date; provided that each offer to a Non-US Employee shall be an offer at such compensation and benefit levels as required by applicable local law or regulation and as to not constitute a constructive dismissal. Each such offer that is made to a Current Business Employee who is actively employed in the Business on the day immediately preceding the Closing Date shall be an offer to commence employment on the Closing Date. Each such offer that is made to a Current Business Employee who is not actively at work with the Company or any of its Subsidiaries due to a short- or long-term disability leave or other leave of absence (but not including vacation), will be deemed to offer employment with Buyer or Designated Purchaser, as applicable, effective as of the date such Current Business Employee is willing and able to return to active work status (the “Start Date”); provided that in no event will the Buyer or any Designated Purchaser be obligated to offer a Start Date that is later than six months after the Closing Date. Such Current Business Employees who accept and commence employment with the Buyer or a Designated Purchaser as of the Closing Date or Start Date, as applicable, shall be referred to as the “Transferred Employees.” With respect to the Liabilities relating to the Current Business Employees and arising out of the Company Plans, the Buyer shall, as of the Closing Date, assume only (i) those Liabilities reflected on the Business Balance Sheet or constituting accrued compensation described in Sections 2.2(a)(ii) or (iii) of this Agreement and that are directly related to such Current Business Employees’ employment with the Business, and (ii) the Change in Control Agreements set forth on Schedule 2.2(a)(iv) of the Company Disclosure Schedule to the extent that any Liabilities related to such Change in Control Agreements are attributable to a termination of employment with the Buyer or a Designated Purchaser following the Closing. The Buyer shall not assume any other Liabilities (other than Assumed Liabilities) relating to any Business Employee, including any Liabilities arising (whether under applicable Law or otherwise) from or relating to the employment or termination of employment of any Business Employee on or prior to the Closing Date. The Company shall promptly notify the Buyer if any Business Employee employed by the Company or any of its Subsidiaries either (i) commences a short- or long-term disability leave or other leave of absence (but not including vacation) during the period of time commencing with the date of this Agreement and ending on the Closing Date, or (ii) returns to active employment from any such leave.

(b) From and after the Closing Date or, if later, the Start Date of the Transferred Employee, as applicable, until the first anniversary of the Closing Date, the Buyer or a Designated Purchaser shall provide the Transferred Employees, for so long as such Transferred Employees remain so employed during such time, health and welfare benefits which are substantially comparable, in the aggregate, to those provided to such Transferred Employees on the day preceding the Closing Date or are otherwise substantially competitive with those provided by companies similarly situated with the Business. As provided above, the Buyer will assume all accrued and unpaid vacation time to the extent reflected in the Closing Date Net Working Capital Statement with respect to each employee who is a U.S. Employee located in Oregon and will not reduce any such employee’s accrued vacation. Upon a termination of employment by the Buyer or any Designated Purchaser of any Transferred Employee within 12 months after the Closing Date, the Buyer or the Designated Purchaser, as applicable, shall provide to such employee severance benefits not materially less favorable than those under the Company’s severance plan identified on Section 5.8(b) of the Company Disclosure Schedule as such plan is in effect on the date of this Agreement and on the terms of such Plan as previously provided to the Buyer; provided that (i) the employee would have been entitled to such benefits under the terms of that plan had he or she actually been a participant in that plan, (ii) the Buyer or Designated Purchaser, as applicable, may condition any such benefits upon its receipt of a release of claims from such employee in a form satisfactory to the Buyer or Designated Purchaser, (iii) in no event will an employee be entitled to benefits under more than one such severance plan, and (iv) in no event will an employee be entitled to benefits under such a severance plan if the employee is also a party to one of the Change in Control Agreements set forth on Schedule 2.2(a)(iv) of the Company Disclosure Schedule.

(c) From and after the Closing Date or, if later, the Start Date of the Transferred Employee, as applicable, the Buyer shall, or shall cause a Designated Purchaser to, recognize the prior service with the Company or its Subsidiaries of each Transferred Employee in connection with all employee benefit plans, programs or policies (including vacation) of the Buyer or any of its Affiliates in which any Transferred Employees are eligible to participate following the Closing Date for purposes of eligibility, vesting and levels of vacation and severance benefits (but not for purposes of benefit accruals under any defined benefit pension plan, whether or not qualified under the Code, or any similar plan, or to the extent that such recognition would result in duplication of benefits). From and after the Closing Date or, if later, the Start Date of the Transferred Employee, as applicable, and to the extent permitted by applicable Law and/or applicable insurance providers, the Buyer will, or will cause the applicable Designated Purchaser to, cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company and any of its Affiliates), under any group health plans of the Buyer or its Affiliates in which Transferred Employees are otherwise to become eligible to participate in after the Closing Date, to be waived with respect to Transferred Employees and their eligible dependents. The Buyer shall, or shall cause the applicable Designated Purchaser to, give each Transferred Employee credit for any deductibles and annual out-of-pocket limits for medical expenses paid during the applicable plan year in which the Closing occurs under any welfare plans maintained or contributed to by the Company or any of the Business Subsidiaries prior to the Closing in satisfying any deductibles and annual out-of-pocket limits for medical expenses for the same plan year under any welfare plans maintained or contributed to by the Buyer or its Affiliates in which Transferred Employees participate during such year.

(d) Except as required by applicable Law, as of the Closing Date or, if later, the Start Date of the Transferred Employee, as applicable, the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by the Company and its Affiliates (the “Seller Plans”). From and after the Closing Date, the Company will retain all obligations and liabilities under the Company Plans (including, without limitation any 401(k) Plan, except as expressly contemplated by Section 5.8(e) herein), and neither the Buyer nor any of its Affiliates will have any obligation or liability with respect thereto, except as otherwise expressly provided in Section 5.8(a) and Section 5.8(e). The Buyer will not contribute to any of the Company Plans. Except as expressly contemplated by Section 5.8(e) herein, the Buyer will not assume sponsorship or any liability with respect to any of the Company Plans or any part thereof. Except as expressly contemplated by Section 5.8(e) herein and by Section 5.8(f) herein, no Company Plan and no assets of any Company Plan will be transferred to the Buyer or any of its Affiliates or to any plan of the Buyer or any of its Affiliates.

(e) As soon as administratively feasible following the Closing, the Company shall cause all assets attributable to the Business Employees who become employed by the Buyer on the Closing Date in any 401(k) Plan sponsored or maintained by the Company (a “Company 401(k) Plan”), which Buyer Plan must provide account services through Fidelity Investments or one of its Affiliates), to be liquidated in anticipation of a transfer of such assets (a “Plan-to-Plan Transfer”) to a 401(k) Plan sponsored by the Buyer or an Affiliate of the Buyer (the “Buyer 401(k) Plan”). Any outstanding loan balances under a Company 401(k) Plan attributable to any such employee shall not be liquidated. On the Closing Date, the Company shall provide the Buyer a list of any such loans (including the date, outstanding balance, interest rate and payment schedule of any such loan), such loans shall be transferred to the Buyer 401(k) Plan immediately upon the Closing, and any payments on such loans due after the Closing Date shall be made to the Buyer 401(k) Plan. As soon as administratively feasible (but in no event later than three business days following the foregoing liquidation of assets), the Company shall cause the Company 401(k) Plan to transfer the cash resulting from such liquidation to the Buyer 401(k) Plan, and the Buyer shall cause the Buyer 401(k) Plan to accept such transfer. The Buyer and the Company shall take such other and further action as may be necessary or appropriate (including the adoption of necessary or appropriate plan amendments) to accomplish the Plan-to-Plan Transfer in a timely manner, consistent with the relevant requirements of Section 414(l) of the Code and the regulations thereunder.

(f) As soon as administratively feasible following the Closing (or as to any Transferred Employee who becomes employed by the Buyer or the Designated Purchaser on a Start Date, as soon as administratively feasible after such Start Date), the Company shall cause all assets attributable to the Business Employees who become employed by the Buyer on the Closing Date or any such Start Date, as applicable, in any flexible spending arrangement as part of a plan qualified under Section 125 of the Code maintained by the Company to be transferred to a similar plan maintained by the Buyer or the Designated Purchaser.

5.9 Insurance. To the extent that any insurance policies or binders cover any loss, liability, claim, damage or expense relating to the Business (other than the Excluded Assets), the Transferred Assets or the Assumed Liabilities and relating to or arising out of occurrences or wrongful acts prior to the Closing Date and such policies continue after the Closing Date to permit claims to be made thereunder with respect to such occurrences or acts prior to the Closing Date, the Company and its Affiliates shall cooperate with the Buyer and its Affiliates to submit any such claims, including filing and furnishing required notices for the benefit of or on behalf of the Buyer or its Affiliates under such policies or pursuing claims previously made. The Company shall use its reasonable best efforts so that, on and after the Closing Date, the Buyer and its Affiliates will be able to have the right to make claims for indemnification to the extent possible under the terms of such policies and, to the extent assignable, shall assign the right to make such claims to the Buyer.

5.10 Certain Notices. From and after the date of this Agreement until the Closing, the Company and the Buyer shall promptly notify each other orally and in writing of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Acquisition and the other transactions contemplated by this Agreement, (b) any Proceedings commenced or, to the Knowledge of the Company or the Knowledge of the Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article IV, or that relate to the transactions contemplated by this Agreement, (c) in the case of the Company, any customer, supplier, vendor, Distributor or employee threatening any material modification or change in, or termination of, its business or other relationship with the Business and (d) in the case of the Company, any fact, event, change or circumstance known to it that (i) individually or taken together with all other facts, events, changes and circumstances known to it, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) would result in, or would reasonably be expected to result in, any of the conditions to the Acquisition set forth in Article VIII not being satisfied or which would adversely affect, in any material respect, the ability of the parties to consummate the Acquisition and the other transactions contemplated by this Agreement on a timely basis.

5.11 Certain Intellectual Property Covenants; Grant of Rights.

(a) The Company shall and shall cause its Subsidiaries to, at their expense, take such actions prior to and after the Closing as reasonably required, or as requested by Buyer, to duly execute and deliver as of the Closing Date or as soon thereafter as practicable all instruments and documents necessary to ensure that the records, registrations and applications for registration of all Company Registered IP, in the United States Patent and Trademark Office or the United States Copyright Office and all counterpart or similar agencies wherever such Intellectual Property is registered or is the subject of an application for registration, correctly reflect all transactions affecting the ownership by the Buyer of such Intellectual Property, which instruments and documents shall, if other than a general assignment or transfer, be prepared by the Buyer or its counsel at the Buyer’s expense. In the event the Buyer is unable, after expending reasonable efforts under the circumstances, to obtain the Company’s execution of any document required to be executed under this Section 5.11(a), the Company hereby grants the Buyer the authority to execute such document on the Company’s behalf as the Company’s attorney-in-fact. The Company agrees to use commercially reasonable efforts to arrange for the transfer of the domain names included in the Transferred Assets such that such transfer is effective upon Closing.

(b) Effective as of the Closing Date, except as may be permitted under the Transition Services Agreement, the Company shall and shall cause its Subsidiaries to forever cease to sell any products or provide any services under, or apply to register, in each case throughout the world, any trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web-sites, brand names, model names and corporate names that are the same as or confusingly similar to any of the trademarks and trade names included in the Company Registered IP; provided, that, after a Change of Control the foregoing shall not apply to any Intellectual Property owned by the surviving Person in such Change of Control or any of such Person’s Subsidiaries or Affiliates (in each case other than the Company and its Subsidiaries) prior to the effective date of such Change of Control.

(c) Subject to Section 2.4, the Company, on behalf of itself and its Subsidiaries, hereby grants (to the extent it has the power to do so) to the Buyer and the Designated Purchasers a worldwide, perpetual, irrevocable, fully paid up, royalty-free, transferable license to all Shared Intellectual Property of the Company and any of its Subsidiaries. “Shared Intellectual Property” means all Intellectual Property used in or otherwise related to the Business which is not (i) included in the Transferred Assets, (ii) provided or made available to the Buyer or a Designated Purchaser pursuant to the Transition Services Agreement or (iii) third-party application software.

5.12 WARN. The Company shall not, at any time within the 60-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN or any other similar triggering event under similar Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Business.

5.13 Confidentiality. The Company recognizes that by reason of its ownership of the Business and the Transferred Assets, it and its Affiliates have acquired confidential information and trade secrets concerning the Business the use or disclosure of which could cause the Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Company covenants and agrees with the Buyer that the Company and its Affiliates will not at any time, except in performance of the Company’s obligations to the Buyer or with the prior written consent of the Buyer, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Business and the Transferred Assets that any such Person may learn or has learned by reason of its ownership of the Business and the Transferred Assets, unless (i) such information becomes known to the public generally through no fault of the Company or of its Affiliates, (ii) disclosure is required in the opinion of its independent counsel, by applicable Law or Nasdaq requirements, or (iii) such information was not previously known to the Company or its Affiliates but becomes rightfully known to the Company or its Affiliates after Closing, without restriction, from a source (other than the Buyer and its Affiliates) not related to the Company’s prior ownership of the Business and without, to the Company’s Knowledge, any breach of duty to Buyer or its Affiliates. The obligation of the Company and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they take to preserve the confidentiality of their own similar information. The parties hereto agree that the covenant contained in this Section 5.13 imposes a reasonable restraint on the Company, its Affiliates and its employees.

5.14 Successors.

(a) In the event that the Company (or any of its respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any other Person, or (iii) adopt a plan of dissolution or liquidation, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, or such liquidating trust or other agent, as the case may be, shall expressly assume all of the Company’s obligations under this Agreement, including the Company’s obligations pursuant to Articles II and X, that continue in effect after the consummation of such transaction. Prior to or within ten (10) Business Days after the public announcement of any such transaction, the Company shall notify the Buyer of any transaction that would trigger the terms of this Section 5.14 and the terms thereof, including the identity of the continuing or surviving corporation or entity, transferee, liquidating trust or other agent, as the case may be, provided, however, that notice to the Buyer pursuant to this Section 5.14(a) shall be deemed satisfied if the Company files a Current Report on Form 8-K with the SEC reporting any such transaction and the terms thereof.

(b) In the event that the Buyer (or any of its respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall expressly assume all of the Buyer’s obligations under this Agreement, including the Buyer’s obligations pursuant to Articles II and X which continue in effect after the consummation of such transaction.

5.15 Transition Services Agreement. The Company and the Buyer shall negotiate in good faith the scope, duration and cost of the services to be provided to each other under and pursuant to the Transition Services Agreement, the body of which shall be substantially similar to Exhibit A hereto. The general principles to be applicable to such services shall be that (i) a party providing a service shall provide it to the other party at the providing party’s direct cost (each party agreeing that in certain circumstances a flat rate, per hour rate or similar pricing metric might best approximate direct cost), (ii) the duration of the agreed upon provision of a service shall be arrived at by reference to a commercially reasonable period of time, taking into account all relevant circumstances, to efficiently switch to a third party or develop internal capability or capacity, with an option to extend such period for an additional period of time to take into account unforeseen circumstances, (iii) the Company shall provide a service during such period if required to enable the Buyer to operate the Business, and the Buyer shall provide a service during such period if required to enable the Company to operate its businesses other than the Business, in each case in substantially the manner in which the Business or such other business, as the case may be, was operated by the Company and its Subsidiaries immediately prior to the Closing taking into account the sale of the Business contemplated hereby, and (iv) on an overall cost basis substantially consistent with the proposed scope and cost levels previously indicated by the Company to Buyer. The Transition Services Agreement will also contain a mutually agreeable limited and customary “run-off” trademark license in favor of both parties and provide for occupancy agreements in Portland Oregon and the United Kingdom if the Business properties located there are not leased to Buyer at Closing.

5.16 Non-US Employees. The parties shall comply with all obligations under applicable Law to provide information to or consult with all Non-US Employees or their appropriate representatives as may be required in connection with the Acquisition and the other transactions contemplated by this Agreement on or prior to the Closing Date, including under Regulations 10 or 10(A) of the Transfer Regulations. The parties acknowledge and agree that the Acquisition constitutes a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended (the “Transfer Regulations”) and that pursuant to the Transfer Regulations the Non-US Employees who are assigned to the Business in the United Kingdom will become employees of the Buyer or a Designated Purchaser on the Closing Date. At Closing, Buyer agrees that it will have in place an employee privacy policy that complies with applicable Law.

5.17 E-mail and Follow-up Communications. Promptly after the Closing Date, the Company shall send an email to Customers informing them of the Acquisition and of the transition of product support, maintenance and warranty to the Buyer; provided, however, that the Company may forego sending such an email where it reasonably believes that the provision of such information may violate applicable Law or breach an agreement between the Company and the applicable Customer. The contents of the email shall be as mutually agreed by the parties, and to the extent required by Law, contain a provision allowing the Customer to refuse to have their information passed on to the Buyer with respect to the Products. In addition, such email may contain a provision letting the Customers know that the Buyer may be contacting them. As soon as reasonably practicable, and in compliance with any timing requirements imposed by applicable Law, after Company forward such email communication to any such Customer, the Buyer shall contact such Customer by email or by telephone informing them of the Acquisition and of the transition of product support, maintenance and warranty to the Buyer and confirm the Customer’s communications preferences (“New Communications Preferences”). Each such communication with a Customer shall be treated by the Buyer and the Company as a transactional communication (i.e., a communication to Customers that is required to fulfill a contractual duty) and not as marketing or promotional communication.

5.18 Provision of Customer and Prospect Information and Follow-up Communications. Subject to the provisions of this Section 5.18 and provided that the Buyer executes an EU data transfer agreement with respect to Personal Data from the European Union, the Company shall within 30 days after Closing Date (the “PD Transfer Date”) provide to the Buyer the information set forth on Schedule 5.18 of the Company Disclosure Schedule concerning current customers of the Business (“Customers”) and Persons that have inquired about becoming a Customer or obtaining a quotation or additional information during the six months prior to the PD Transfer Date (“Prospects”), in each case to the extent then known by the Company. Such information will include the applicable marketing communications preferences registered by Customers and Prospects (“Existing Communications Preferences”). The Buyer acknowledges and agrees that Customer and Prospect Personal Data is being provided to the Buyer under this Section 5.18. “Personal Data” means any data that identifies a living individual (including business email address and telephone numbers). The Buyer shall be responsible for ensuring that, as of the Closing Date, the Buyer (a) implements a valid legal privacy policy, (b) complies with the Buyer’s privacy policy and all applicable data protection and privacy legislation in any applicable jurisdiction, and (c) obtains all necessary consents to process the Personal Data in the way in which the Buyer wishes to process such Personal Data. The Buyer hereby assumes all Liabilities of the Buyer and of the Company and its Subsidiaries in respect of the Buyer’s processing of the Customer and Prospect Personal Data, including to the extent that the Buyer processes any Customer or Prospect Personal Data other than in accordance with this Agreement, the Company Privacy Policy or the Existing Communications Preferences as applicable. The Company shall not be required to convey any Customer or Prospect information to the Buyer to the extent it reasonably believes that the provision of such information would violate applicable Law or breach an agreement between the Company and the Customer or Prospect.

ARTICLE VI

TAX MATTERS

6.1 Control of Tax Audits. The Company and the Buyer shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Periodic Taxes covered by Section 6.4 and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld or delayed. Each party shall promptly notify the other party if it decides not to participate in the defense or settlement of any such Tax audit or administrative or court proceeding, in which case the other party shall be permitted to defend and settle such Tax audit or proceeding.

6.2 Cooperation. The Company and the Buyer shall cooperate fully with each other in connection with the preparation and timely filing of any Tax Returns required to be prepared and filed by the Buyer or the Company hereunder, or in connection with the preparation or filing of any election, claim for refund, consent or certification, in each case relating to the Business and the Transferred Assets.

6.3 Transfer Taxes. The Company and the Buyer shall each bear 50% of all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Costs”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Company and the Buyer shall use their respective commercially reasonable efforts to deliver certain of the Transferred Assets, as appropriate, through an electronic delivery or in such other manner reasonably calculated and legally permitted, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of Transfer Costs.

6.4 Proration of Taxes. Real and personal property Taxes and ad valorem Taxes (that are imposed on a periodic basis (as opposed to a net income basis)) (collectively, “Periodic Taxes”) imposed in connection with the Business shall be prorated between the

Company and the Buyer for any Straddle Period. Periodic Taxes of the Company attributable to Straddle Periods shall be prorated between the Buyer and the Company based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Company shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period and the Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

6.5 Payment of Periodic Taxes and Transfer Costs. Periodic Taxes and Transfer Costs shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 6.3 and Section 6.4, as the case may be. Upon payment of any such Periodic Taxes and Transfer Costs, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 6.3 or Section 6.4, as the case may, be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the London Inter Bank Offer Rate for six (6) month deposits in U.S. dollars as quoted on Telerate page 3750 on the Closing Date for each day until paid.

ARTICLE VII

CLOSING

7.1 Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article IX hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP in San Francisco, California, at 10:00 a.m. San Francisco time on the date (the “Closing Date”) that is two (2) Business Days after satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in Article VIII, or at such other time or date as agreed to in writing by the parties hereto. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business in San Francisco, California on the Closing Date.

7.2 Deliveries by the Buyer. At the Closing, the Buyer shall execute, deliver to the Sellers and/or file, or shall cause the applicable Designated Purchaser to execute, deliver to the Sellers and/or file, the following in such form and substance (except for clause (a)) as are reasonably acceptable to the Company:

(a) the Purchase Price as provided in Section 3.1 hereof (as adjusted pursuant to Section 3.2);

(b) the assignment and conveyance instruments required pursuant to Article II hereof;

(c) the documents described in Article VIII hereof; and

(d) such other documents and instruments as counsel for the Buyer and the Company mutually agree to be reasonably necessary to consummate the transactions described herein.

7.3 Deliveries by the Company. At the Closing, the Sellers shall execute, deliver to the Buyer and/or the applicable Designated Purchaser and/or file the following in such form and substance as are reasonably acceptable to the Buyer:

(a) the Books and Records;

(b) the documents described in Article VIII hereof;

(c) the assignment and conveyance instruments required pursuant to Article II hereof; and

(d) such other documents and instruments as counsel for the Buyer and the Company mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the Acquisition are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions; Illegality. At the Closing Date, there shall be no Order or prohibition of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the Acquisition. There shall not be any action taken, or any statute, rule or regulation enacted, entered, enforced or deemed applicable to the Acquisition, by any Governmental Authority which makes the consummation of the Acquisition illegal.

(b) HSR Act and Comparable Laws. Any applicable waiting period under the HSR Act relating to the Acquisition and the other transactions contemplated by this Agreement shall have expired or been terminated, and clearance for the Acquisition and the other transactions contemplated by this Agreement required under the applicable Laws of foreign jurisdictions analogous to the HSR Act regulating antitrust or competition considerations shall have been obtained.

8.2 Conditions to Obligations of the Buyer The obligation of the Buyer to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(c) Governmental Consents. All consents, approvals and authorizations of any Governmental Authority required to be made or obtained by the Company or the Buyer or any of their respective Subsidiaries to consummate the Acquisition (i) the failure of which to be made or obtained would, individually or in the aggregate, have a Material Adverse Effect or (ii) which are specified in Schedule 8.2(c) of the Company Disclosure Schedule have, in all cases, been made or obtained and shall be in full force and effect at the Closing.

(d) Third Party Consents. The Company shall have received, in form and substance reasonably satisfactory to the Buyer, all third party consents specified on Schedule 8.2(d) of the Company Disclosure Schedule.

(e) FIRPTA Certificate. Any transferor of a “United States real property interest” (as defined in Section 897(c) of the Code) shall have delivered to the Buyer a certificate signed by such transferor to the effect that such transferor is not a “foreign person” as defined in Section 1445 of the Code.

(f) Licenses and Permits. The Buyer shall have received, or shall receive as of the Closing, all material Licenses and Permits necessary to conduct the Business in all material respects with past practices and in all material respects in compliance with all applicable Laws.

(g) No Proceedings. There shall not be pending or threatened any investigation or Proceeding to which a Governmental Authority is a party (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by the Buyer or the Company of any material portion of the Business or the Transferred Assets.

(h) Material Adverse Effect. There shall not have occurred or arisen after the date hereof, and prior to Closing, any Material Adverse Effect.

(i) Transition Services Agreement. The Company shall have executed and delivered to the Buyer the Transition Services Agreement, the body of which shall be substantially similar to Exhibit A hereto and which shall otherwise be reasonably acceptable to the Buyer, with respect to the scope, duration and cost of the services to be provided by and to the Buyer, taking into account Section 5.15 hereof.

8.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of any earlier date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to perform its obligations under this Agreement, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed or complied with in all material respects all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

(c) Transition Services Agreement. The Buyer shall have executed and delivered to the Company the Transition Services Agreement, the body of which shall be substantially similar to Exhibit A hereto and which shall otherwise be reasonably acceptable to the Company, with respect to the scope, duration and cost of the services to be provided by and to the Company, taking into account Section 5.15 hereof.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Closing:

(a) By mutual written consent of the Buyer and the Company;

(b) By either the Company or the Buyer, upon written notice to the other party, if the Acquisition shall not have been consummated on or before June 30, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before such date;

(c) By either the Company or the Buyer, upon written notice to the other party, if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

(d) By the Buyer, upon written notice provided to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches by the Company, constitute grounds for the conditions set forth in Section 8.2(a) or (b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Buyer has provided to the Company written notice of such breach and (B) three (3) Business Days prior to the Termination Date; or

(e) By the Company, upon written notice provided to the Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches, constitute grounds for the conditions set forth in Section 8.3(a) or (b) not to be satisfied at the Closing Date and, such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Company has provided to the Buyer written notice of such breach and (B) three (3) Business Days prior to the Termination Date.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Company or their respective officers or directors except for Sections 4.1(q), 5.7, this Section 9.2 and Article XI each of which shall survive termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification.

(a) Following the Closing and subject to the terms and conditions of this Article X, the Company shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, assigns and successors (each, a “Buyer Indemnified Party”) from and against, and shall reimburse each Buyer Indemnified Party for, any and all losses (but not lost profits and consequential or punitive damages, except to the extent awarded by a court of competent jurisdiction in respect of a Third Party Claim), damages, liabilities, royalties, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Buyer Indemnified Party (“Buyer Losses”), with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Company; and any Liabilities finally assessed in any Proceeding or settlement thereof with respect to or derived from the revenues associated with the pre-Closing sale or provision of Products and related to the matters set forth on Schedule 4.1(p)(x) of the Company Disclosure Schedule;

(ii) any breach of any covenant or agreement made by the Company herein; and

(iii) any Excluded Liabilities.

(b) Following the Closing and subject to the terms and conditions provided in this Article X, the Buyer shall indemnify, defend and hold harmless, the Company and its Affiliates and their respective officers, directors, assigns and successors (each, a “Company Indemnified Party”) from and against, and shall reimburse each Buyer Indemnified Party for, any and all losses (but not lost profits and consequential or punitive damages, except to the extent awarded by a court of competent jurisdiction in respect of a Third Party Claim), damages, liabilities, royalties, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Company Indemnified Party (“Company Losses”), with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Buyer;

(ii) any breach of any covenant or agreement made by the Buyer herein; and

(iii) any of the Assumed Liabilities.

(c) For the purpose of this Article X only, any representation or warranty given or made that is qualified in scope as to materiality (including Material Adverse Effect) or qualified by the Knowledge of the Company shall be deemed to have been given or made without such qualification. No party hereto shall have any right of contribution from the other party hereto or any of its Affiliates with respect to any Buyer Losses or Company Losses, as applicable, claimed by an Indemnified Party. Notwithstanding anything to the contrary herein, but subject to the limitation set forth in the parenthetical clause contained in the last sentence of Section 10.2, the parties hereto agree and acknowledge that an Indemnified Party may bring a claim for indemnification for any Buyer Losses or Company Losses, as applicable, under this Article X notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such loss prior to the Closing or waived any condition to the Closing related thereto. Notwithstanding anything in this Agreement to the contrary, neither a Buyer Indemnified Party nor a Company Indemnified Party shall be entitled to assert any claim for indemnification under this Article X unless and until the Losses relating to such claim and all other claims arising out of the same event, change, circumstance, effect or subject matter equal or exceed Fifty Thousand Dollars ($50,000) in the aggregate.

10.2 Limitations on Indemnity Payments. Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of (a) the Company to all Buyer Indemnified Parties taken together for all Buyer Losses under Section 10.1(a)(i), and (b) the Buyer to all Company Indemnified Parties taken together for all Company Losses under Section 10.1(b)(i) shall, in each such case, be limited to a maximum of 12.5% of the Purchase Price, as adjusted pursuant to Section 3.3. Notwithstanding anything contained herein to the contrary (x) the Company shall not be liable for Buyer Losses under Section 10.1(a)(i) unless and until the aggregate amount of such Buyer Losses collectively exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of such excess, and (y) the Buyer shall not be liable for Company Losses under Section 10.1(b)(i) unless and until the aggregate amount of such Company Losses collectively exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of such excess. Notwithstanding the foregoing, the limitations and qualifications set forth in this Section 10.2 shall not apply to indemnification (x) for breaches of the representations and warranties contained in Sections 4.1(a), (c), (i)(i), (j) and (q) and 4.2(a) and (b) (except that the limitation set forth in the first sentence of this Section 10.2 shall apply to all claims for indemnification with respect to the matters referred to in this subclause (x) if the applicable Indemnified Party had knowledge of the breach, event or circumstance giving rise to such loss prior to the Closing), or (y) under Section 10.1(a)(ii), (iii), (iv) or (v) or Section 10.1(b)(ii) (iii) or (iv).

10.3 Notice of Indemnity Claims. If any Buyer Indemnified Party or Company Indemnified Party entitled to or seeking indemnification hereunder (an “Indemnified Party”) (i) determines that any event, occurrence, fact, condition or claim has given or could give rise to any Buyer Losses or Company Losses, as applicable, for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (ii) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (iii) with respect to any Third Party Claim, becomes aware of the assertion of any claim or of the commencement of any Proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing the facts giving rise to the claim for indemnification under this Agreement and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection with this Agreement upon which such claim is based. The Indemnified Party will provide the Indemnifying Party such information with respect to any Indemnity Claim that the Indemnifying party may reasonably request. The failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is adversely prejudiced by such failure.

10.4 Indemnification Procedures. Any obligation to provide indemnification hereunder with respect to any Proceeding at law or in equity by or against any third party,

including any Governmental Authority (a “Third Party Claim”), except with respect to Tax Proceedings, which shall be governed by Article VI, shall be subject to the following terms and conditions:

(a) Within twenty (20) days after receipt of a Claim Notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the Indemnity Claim and whether it will defend against such Indemnity Claim. The Indemnifying Party shall be entitled, at its sole cost and expense, subject to Section 10.5, to assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any Proceeding relating thereto, and to employ and engage counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall be entitled to retain control of the defense of such Third Party Claim with counsel of its own choice (and the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, at its sole cost and expense and through counsel of its own choice) if such Third Party Claim involves (x) a claim for an injunction against any business or operations of the Indemnified Party, (y) a criminal proceeding, action, indictment, allegation or investigation, or (z) any customer of the Business that was one of the Business’s top 25 customers or top five Distributors by revenue for the 12 months prior to the date of such Claim Notice or that is reasonably expected to be one of the Business’s top 25 customers or top five Distributors by revenue for the 12 months following the date of such Claim Notice, and the Buyer reasonably believes that the prosecution or defense of such Third Party Claim could materially and adversely affect the Buyer’s relationship with such customer, and in the case of clause (z), the Indemnified Party shall be entitled to recover from the Indemnifying Party not more than 50% of the Indemnified Party’s costs and expenses in defending such Third Party Claim referred to in clause (z). The Indemnified Party shall at all times have the right to fully participate in the defense of an Indemnity Claim at its own cost and expense directly or through counsel; provided, however, that if the named parties to a Proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that (i) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, then, in either case, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together). Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 10.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification under this Agreement.

(b) If the Indemnifying Party exercises the right to undertake the defense and investigation of any such Indemnity Claim as provided in Section 10.4(a), then (i) the Indemnified Party agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnifying Party, and (ii) the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity

Claim. If the Indemnifying Party fails to undertake the defense and investigation of any such Indemnity Claim as provided in Section 10.4(a), including conducting a good faith and diligent defense, or if the Indemnified Party retains control of the defense of such Third Party Claim as provided in Section 10.4(a), then (i) the Indemnified Party against which such Indemnity Claim has been asserted shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of, the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and make available to the Indemnified Party all witnesses, records, materials and information in the Indemnifying Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnified Party, and (iii) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

10.5 Settlement of Indemnity Claims. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (a) settle or compromise any Indemnity Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (b) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party shall be indemnified hereunder. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or compromise any Indemnity Claim or consent to the entry of any final judgment with respect to an Indemnity Claim.

10.6 Survival. All covenants and agreement of the parties made in this Agreement shall survive the Closing Date unless otherwise expressly provided herein. The representations and warranties of the Company and the Buyer contained in this Agreement shall survive the Closing Date for a period of fourteen (14) months following the Closing Date, notwithstanding any investigation at any time made by or on behalf of the party, except (a) the representations and warranties of the Company contained in Sections 4.1(a), (c), (i)(i), and (q) and the representations and warranties of the Buyer contained in Sections 4.2(a) and (b) shall survive indefinitely, and (b) the representations and warranties of the Company contained in Sections 4.1(j) shall survive until sixty (60) days following the expiration of the applicable statue of limitations or statutory tax assessment period (including all periods of extension, whether automatic or permissive). If any Claim Notice for indemnification under Section 10.1(a) or 10.1(b) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

10.7 Treatment of Indemnification Payments. Each of the Buyer and the Company agrees to treat any payment made under this Article X as an adjustment to the Purchase Price.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to it at:

NetIQ Corporation 3553 North First Street

San Jose, CA 95134

Attention: Betsy Bayha

Facsimile: (408) 856-3777

E-mail: Betsy.Bayha@netiq.com

with copies to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: William M. Kelly

                Martin A. Wellington

Facsimile: (650) 752-2111

E-mail: william.kelly@dpw.com

                martin.wellington@dpw.com

(ii)	if to Irish Sub or UK Sub, to it at care of Net IQ Corporation:

with copies to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: William M. Kelly

                    Martin A. Wellington

Facsimile: (650) 752-2111

E-mail: william.kelly@dpw.com

                    martin.wellington@dpw.com

(iii)	if to the Buyer, to it at:

Spider Holding Inc.

c/o Francisco Partners, L.P.

2882 Sand Hill Road, Suite 280

Menlo Park, California 94025

Attention: Gerry Morgan

Facsimile: (650) 233-2999

E-mail: morgan@franciscopartners.com

with copies to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street

Suite 2600

San Francisco, CA 94111

Attention: Michael J. Kennedy

                    Michael S. Dorf

Facsimile: 415-984-8701

E-mail: mkennedy@omm.com

                    mdorf@omm.com

11.2 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

11.3 Bulk Sales. The parties hereto agree to waive compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale, bulk transfer or similar laws that may be applicable to the transactions contemplated by this Agreement.

11.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among all the parties hereto and terminates and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement as provided for herein.

11.5 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person (including, without limitation, any Business Employee) other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Buyer, in the case of the Sellers, or the Company, in the case of the Buyer, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Buyer may assign in writing its rights and obligations, in whole or in part, to one or more of its wholly-owned Subsidiaries, but the Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of the Buyer hereunder.

11.7 Amendment and Modification; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

11.8 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of California, County of Santa Clara, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any state or federal court located in the State of California, County of Santa Clara, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.10 Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Company, on the one hand, and the Buyer, on the other hand, will each bear their own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

11.11 Casualty Losses. If there shall have been suffered between the date of this Agreement and the Closing Date any casualty or loss relating to the Transferred Assets, then at the Closing all claims to insurance proceeds or other rights of the Company or any of its Subsidiaries against third parties relating from such casualty or loss shall (to the extent assignable) be separately assigned by the Company or its Subsidiaries to the Buyer and/or the applicable Designated Purchaser. To the extent not so assignable, the Company shall, and shall cause its Subsidiaries to, remit all proceeds received from insurers or third parties to the extent related to such claims to the Buyer and/or the applicable Designated Purchaser.

11.12 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

11.13 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

11.14 Severability. Any term or provision of this Agreement which is held by a court of competent jurisdiction or other authority to be void, invalid or unenforceable shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render void, invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representative as of the date first above written.

NETIQ CORPORATION

By:	/s/ Charles M. Boesenberg
Name:	Charles M. Boesenberg
Title:	Chief Executive Officer

NETIQ IRELAND LIMITED

By:	/s/ Richard Van Hoesen
Name:	Richard Van Hoesen
Title:

NETIQ LIMITED

By:	/s/ Betsy Bayha
Name:	Betsy Bayha
Title:

SPIDER HOLDING INC.

By:	/s/ Benjamin H. Ball
Name:	Benjamin H. Ball
Title:	President